Exhibit 10.1

NASCAR PLAZA

PURCHASE AND SALE AGREEMENT

BETWEEN

550 SOUTH CALDWELL INVESTORS, LLC,

AS SELLER

AND

PARKWAY 550 SOUTH CALDWELL, LLC

AS PURCHASER

As of October 31, 2012

TABLE OF CONTENTS
                                                                                                                                                                                                                                              PAGE
ARTICLE I PURCHASE AND SALE AND LOAN AND SWAP ASSUMPTION		2
1.1	Agreement of Purchase and Sale	2
1.2	Property Defined	5
1.3	Permitted Exceptions	5
1.4	Purchase Price	5
1.5	Payment of Purchase Price	6
1.6	Earnest Money	6
1.7	Ground Lease Assumption	6
1.8	Loan and Swap Assumption	6
1.9	Independent Consideration	9

ARTICLE II TITLE AND SURVEY		9
2.1	Title Examination; Commitment for Title Insurance	9
2.2	Survey	9
2.3	Title Objections; Cure of Title Objections	9
2.4	Conveyance of Title	9
2.5	Pre-Closing "Gap" Title Defects	10
2.6	Must Cure Items	11

ARTICLE III INSPECTION OF PROPERTY		11
3.1	Inspection	11
3.2	Intentionally Deleted	12

ARTICLE IV CLOSING		12
4.1	Time and Place	12
4.2	Seller's Obligations at Closing	12
4.3	Purchaser's Obligations at Closing	15
4.4	Credits and Prorations	16
4.5	Closing Costs	20
4.6	Conditions Precedent to Obligation of Purchaser	21
4.7	Conditions Precedent to Obligation of Seller	22

ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS		23
5.1	Representations and Warranties of Seller	23
5.2	Knowledge Defined	28
5.3	Property Information	28
5.4	Survival of Seller's Representations and Warranties	28
5.5	Covenants of Seller	29
5.6	Representations and Warranties of Purchaser	34
5.7	Survival of Purchaser's Representations and Warranties	35
5.8	Covenants of Purchaser	35

ARTICLE VI DEFAULT		36
6.1	Default by Purchaser	36
6.2	Default by Seller	36

ARTICLE VII RISK OF LOSS		37
7.1	Casualty	37
7.2	Condemnation	37
7.3	Major Damage	37
7.4	Definition of Major Loss or Damage	37

ARTICLE VIII COMMISSIONS		38
8.1	Brokerage Commissions	38

ARTICLE IX DISCLAIMERS AND WAIVERS		38
9.1	No Reliance on Documents	38
9.2	Disclaimers	38
9.3	Effect and Survival of Disclaimers	40

ARTICLE X MISCELLANEOUS		40
10.1	Confidentiality	40
10.2	Public Disclosure	40
10.3	Assignment	40
10.4	Notices	41
10.5	Binding Effect	42
10.6	Modifications	42
10.7	Tenant Notification Letters	42
10.8	Calculation of Time Periods	42
10.9	Successors and Assigns	42
10.1	Entire Agreement	42
10.11	Further Assurances	42
10.12	Counterparts; Electronic Signatures	43
10.13	Severability	43
10.14	Applicable Law	43
10.15	No Third Party Beneficiary	43
10.16	Exhibits	43
10.17	Captions	44
10.18	Construction	44
10.19	Termination of Agreement	45
10.2	Survival	45
10.21	Attorneys' Fees	45
10.22	Time of the Essence	45
10.23	Waiver of Jury Trial	45
10.24	Additional Audits	45

DEFINED TERMS

Term	Defined In
"Acquisitions"	Recital A
"Agreement"	Introductory Paragraph
"Anti-Corruption Laws"	Section 5.1(o)(iii)
"Anti-Money Laundering Laws"	Section 5.1(o)(iii)
"Arnold Palmer Consent"	Section 1.1
"Arnold Palmer Option"	Recital C
"Arnold Palmer Option Price"	Section 1.4(c)
"Arnold Palmer Site"	Recital C
"Assignment of Arnold Palmer Option"	Section 4.2(c)
"Assignment of Contracts"	Section 4.2(f)
"Assignment of Leases"	Section 4.2(e)
"Assumption Application"	Section 1.8(a)
"Bill of Sale"	Section 4.2(d)
"Borrower Release"	Section 1.8(e)
"Brokerage Agreements"	Section 5.1(j)
"Cap"	Section 5.4
"Carveout Release"	Section 1.8(e)
"Casualty"	Section 7.1
"City	Recital A
"Chiquita Free Rent Payment Amount"	Section 4.4(d)(vi)
"Chiquita Indemnity Agreement"	Section 4.2(o)
"Closing"	Section 4.1
"Closing Date"	Section 4.1
"Co-Borrowers"	Exhibit B
"Condominium"	Recital B
"Confirmatory Assignment"	Recital A
"Counterparty"	Recital E
"CCR Estoppel" "Declaration"	Section 5.5(d) Recital B
"Declaration of Easements"	Exhibit F
"Designated Person"	Section 5.2
"Designated Service Contracts"	Section 3.2
"Development Agreement"	Exhibit C
"Earnest Money"	Section 1.6
"Effective Date"	Introductory Paragraph
"Environmental Release"	Section 1.8(e)
"Escrow Agent"	Section 1.6
"Existing Indebtedness Credit"	Section 4.4(a)
"Extra Space Payment"	Section 1.4(b)
"Extra Space Threshold"	Section 1.4(b)
"FCPA"	Section 5.1(o)(iii)
"Financial Institution"	Section 5.1(o)(i)
"First Agreement Regarding Ground Lease"	Recital A
"Fund"	Exhibit B
"Ground Lease"	Recital A
"Ground Lease Assignment"	Section 4.2(a)
"Ground Lease Assumption"	Section 1.7
"Ground Lessor Estoppel"	Section 5.5(i)
"Guaranties"	Section 1.8(f)
"Guarantor Information"	Section 1.8(f)
"Guarantor Party"	Section 1.8(f)
"Hall of Fame Agreement"	Exhibit C
"Hazardous Substances"	Section 5.1(n)
"Improvements"	Section 1.1(b)
"Independent Contract Consideration"	Section 1.9
"Intangibles"	Section 1.1(h)
"Known Title Exceptions"	Section 2.4(b)
"Land"	Section 1.1(a)
"Lease Schedule"	Section 1.1(f)
"Leases"	Section 1.1(f) and 2.4(c)
"Lender"	Recital D
"Loan"	Recital D
"Loan Assumption"	Section 1.8
"Loan Assumption Documents"	Section 1.8
"Loan Documents"	Recital D
"Loss or Damage"	Section 5.5(g)
"Master Association Estoppel"	Section 5.5(f)
"Must Cure Item"	Section 2.6
"NASCAR"	Exhibit C
"NASCAR Leases"	Section 1.1(h)
"New Lease"	Section 5.5(c)
"New Title Matters"	Section 2.5
"Notices of Commencement"	Section 2.3
"OFAC"	Section 5.1(o)(i)
"Operating Statement"	Section 5.1(p)
"Original Developer"	Recital A
"Original Ground Lease"	Recital A
"Parking Agreement"	Section 1.1(e)
"Parking Agreement Estoppel"	Section 5.5(e)
"Parking Garage"	Section 1.1(e)
"Parking Rights"	Section 1.1(e)
"Patriot Act"	Section 5.1(o)(iii)
"Permitted Exceptions"	Section 1.3
"Person"	Section 5.1(o)(i)
"Personal Property"	Section 1.1(d)
"Property"	Section 1.2
"Property Agreements"	Section 1.1
"Property Agreement Consent(s)"	Section 1.1
"Property Information"	Sections 3.1(a) and 5.5(b), (d), (e) and (f)
"Purchase Price"	Section 1.4
"Purchaser"	Introductory Paragraph
"Purchaser Party"	Section 5.6(c)(i)
"Purchaser's Reports"	Section 5.8(b)
"Qualified Transferee Conditions"	Section 5.6(d)
"Recourse Documents"	Exhibit B
"Recourse Guarantors"	Section 5.2
"Registry"	Recital A
"Released Parties"	Section 1.8(e)
"Required Tenants"	Section 4.6(d)
"Reserves"	Section 1.8(d)
"Rubenstein Guaranty"	Exhibit B
"Second Extra Space Payment"	Section 1.4(b)
"Seller"	Introductory Paragraph
"Seller Party"	Section 5.1(o)(i)
"Seller's Closing Deliveries"	Section 4.2(p)
"Seller's Knowledge"	Section 5.2
"Service Contract Notice Letters"	Section 4.2(k)
"Service Contracts"	Section 3.2
"Submittal Deadline"	Section 1.8(a)
"Survey"	Section 2.2
"Surviving Obligations"	Section 1.8(e)
"Swap Agreement"	Recital E
"Swap Application"	Section 1.8(a)
"Swap Assumption"	Section 1.8
"Tenant Estoppels"	Section 5.5(b)
"Tenant Inducement Costs"	Section 4.4(d)(vi)
"Tenant Inducement Credit"	Section 4.4(d)(vi)
"Tenant Notice Letters"	Section 4.2(j)
"Title Commitment"	Section 2.1
"Title Company"	Section 2.1
"Title Objections"	Section 2.3
"Title Policy"	Section 2.4
"Trinity Guaranty"	Exhibit B
"Trustee's Deed"	Recital A
"U.S. Person"	Section 5.1(o)(i)
"Unit"	Recital B
"Unit Deed"	Section 4.2(b)
"Visitors Authority"	Recital A

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 31st day of October, 2012 (the "Effective Date"), by and between 550 SOUTH CALDWELL INVESTORS, LLC, a Delaware limited liability company ( "Seller" ),  having an office at c/o Rubenstein Partners, Cira Center, 2929 Arch Street, 28th Floor, Philadelphia, Pennsylvania 19104 and PARKWAY 550 SOUTH CALDWELL, LLC, a Delaware limited liability company ("Purchaser"), having an office at c/o Parkway Properties, 390 North Orange Avenue, Suite 2400, Orlando, FL 32801-1679.
BACKGROUND
A.            Seller holds a leasehold interest in that certain tract or parcel of land situated in Mecklenburg County, North Carolina more particularly described on Exhibit A pursuant to that certain Ground Lease dated as of December 11, 2006, executed by The City of Charlotte, a North Carolina municipal corporation (the "City"), as landlord, and Corporate Plaza Partners, LLC ("Original Developer"), as tenant (the "Original Ground Lease"); a memorandum of which (with agreement and consent of lender) was recorded in the Office of the Register of Deeds for Mecklenburg County, North Carolina (the "Registry") in Book 22293, Page 851; as amended by the Agreement Regarding Ground Lease and Development Agreement dated as of May 30, 2007 by and among the City, the Charlotte Regional Visitors Authority (the "Visitors Authority"), Original Developer and Wells Fargo Bank, National Association, recorded in the Registry in Book 22293 at Page 932 (as it may be from time to time amended, modified, extended, renewed, substituted and/or supplemented, the "First Agreement Regarding Ground Lease"); as assigned by that certain Assignment and Assumption of Ground Lease dated as of December 29, 2010, executed by the Original Developer, as assignor, and 550 South Caldwell Acquisitions, LLC ("Acquisitions"), as assignee, recorded in the Registry in Book 26184, Page 877; as amended by that certain Agreement Regarding Ground Lease dated March 31, 2011 among the City, as landlord, Acquisitions, as tenant, and Wells Fargo Bank, National Association, as lender, recorded in the Registry in Book 26396, Page 547; as assigned by that certain Substitute Trustee's Deed dated July 12, 2011 executed by David T. Simpson, Jr., as substitute trustee, in favor of Seller, as grantee, recorded in the Registry on July 20, 2011 in Book 26616, Page 392 (the "Trustee's Deed"); and as assigned by that certain Non-Warranty Confirmatory Assignment of Ground Lease dated as of November 18, 2011 from Acquisitions to Seller which was recorded in the Registry in Book 26978, Page 163 (the "Confirmatory Assignment").  The Original Ground Lease as so amended and assigned, together with any and all further amendments, modifications, extensions, renewals, substitutions, and/or supplements thereto or thereof, is hereinafter called the "Ground Lease".
B.            Seller owns a fee simple interest in the condominium unit designated as the "Studio Unit" (inclusive of its 65% undivided interest in the Common Elements of the Condominium) of the Stonewall Studio Condominium (the "Condominium") created by the Declaration of Condominium for Stonewall Studio Condominium (as it may be from time to time amended, modified, extended, renewed, substituted and/or supplemented, the "Declaration") recorded in the Registry in Book 26385 at Page 820 and as shown in the Plans for the Stonewall Studio Condominium recorded in the Registry in Unit Ownership File No. 972-1 (the property described in this paragraph B being referred to as the "Unit").

C.            Seller has the option to purchase certain real property owned by the City, identified as Mecklenburg County Tax Parcel No. 125-071-08 and more particularly described on Exhibit Z (the "Arnold Palmer Site") pursuant to (i) that certain Option to Purchase and Contract dated as of October 31, 2007 between Original Developer and the City, as supplemented by a Memorandum of Option dated as of October 21, 2007 and recorded in the Registry in Book 23443, Page 199, and also pursuant to (ii) the Hall of Fame Agreement; which option was assigned by Original Developer to Acquisitions pursuant to that certain Assignment of Purchase Option dated as of December 29, 2012 and recorded in the Registry in Book 26184 Page 904 (as so assigned, the "Arnold Palmer Option").
D.            The Ground Lease, the Unit and the remainder of the Property are collateral for that certain loan in the original principal amount not to exceed $49,000,000.00 made by Wells Fargo Bank, National Association ("Lender") to Acquisitions and Seller on March 31, 2011 (the "Loan"), and, subject to the terms and conditions set forth herein, shall be conveyed under and subject to the Loan and the terms and conditions of the documents evidencing and securing the Loan (the "Loan Documents"), which Loan Documents include, without limitation, the documents listed on Exhibit B.
E.            In connection with the Loan, Seller and Acquisitions entered into an ISDA Master Agreement dated January 7, 2011 with Wells Fargo Bank, N.A., as counterparty (the "Counterparty"), as affected by Separation Agreement dated as of December 20, 2011 by and among Counterparty, Seller and Acquisitions pursuant to which Acquisitions withdrew as a party thereto (including any Confirmation of Transactions thereto, collectively, the "Swap Agreement").
F.            In November and December 2011, Acquisitions filed a Certificate of Cancellation with the Delaware Secretary of State as of December 20, 2011, and any remaining assets of Acquisitions were distributed to Seller, as its sole member.
ARTICLE I
 PURCHASE AND SALE AND LOAN AND SWAP ASSUMPTION
1.1            Agreement of Purchase and Sale.  Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)            all of Seller's leasehold title to the real property described as Parcel 1 in Exhibit A, together with all of Seller's rights in the rights, benefits, easements, and licenses described as Parcel 2 and Parcel 3 in Exhibit A (Seller's leasehold title in such Parcel 1 and other rights, benefits, easements and licenses described in this Section 1.1(a), collectively, the "Land")

(b)            all of Seller's interest in the buildings, structures and other improvements on the Land, including specifically, without limitation, that certain 19-story office building known as "NASCAR Plaza" located thereon having a street address of 550 South Caldwell Street, Charlotte, North Carolina 28202 (the property described in this Section 1.1(b), collectively, the "Improvements");

(c)            all of Seller's interest in the Unit, together with all of Seller's rights in the rights, benefits, easements, and licenses described in the Declaration;

(d)            all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements or the Unit, including specifically, without limitation, all furnishings, furniture, fixtures, machinery, equipment, appliances, systems, building materials, vehicles and personal property of every kind and nature whatsoever including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures and systems, carpeting and other floor coverings, washers, dryers, water heaters, mirrors, mantels, air conditioning apparatus and systems, refrigerating plant, refrigerators, computers and all hardware and software therefor, cooking apparatus and appurtenances, window screens, awnings and storm sashes, which are or shall be attached to said Improvements or the Unit, or which are or shall be located in, on or about the Land or the Unit (but specifically excluding any personal property owned by any space tenant or any property manager) (collectively, the "Personal Property");

(e)            Seller's right, as tenant under the Ground Lease, to park vehicles in the NASCAR Hall of Fame Parking Garage located on the parcel of land known as Tax Parcel Number 125-063-02 on the Tax Map of the City of Charlotte, County of Mecklenburg, State of North Carolina (the "Parking Garage") pursuant to that certain Parking Space Management Agreement and Consent of Lender dated as of May 30, 2007 executed by and among Original Developer, the Visitors Authority and U.S. Bank National Association, a memorandum of which was recorded in the Registry in Book 22293, Page 860; as assigned pursuant to that certain Assignment of Parking Space Management Agreement dated as of December 29, 2010 executed by Original Developer, as assignor, and Acquisitions, as assignee, recorded in the Registry in Book 26184, Page 891; as transferred pursuant to the Trustee's Deed and the Confirmatory Assignment; as amended by First Amendment to Parking Space Management Agreement dated as of February 8, 2012 between the Visitors Authority and Seller, and consented to by U.S. Bank, National Association and the City (as so assigned and amended, the "Parking Agreement") (the property described in this Section 1.1(e), collectively, the "Parking Rights");

(f)            all of Seller's right, title and interest in and to the agreements listed and described on  Exhibit D (the "Lease Schedule"), pursuant to which certain portions of the Land, the Improvements or Unit are used or occupied by parties other than Seller (the property described in this Section 1.1(f), collectively, the "Leases");

(g)            all of Seller's right, title and interest in and to the Designated Service Contracts; and

(h)            all of Seller's right, title and interest, if any (and to the extent assignable), in, to and under (i) all existing warranties and guaranties (express or implied) issued to or inuring to the benefit of Seller in connection with the Land, the Improvements, the Unit and the Personal Property, (ii) all governmental permits, licenses, approvals, certificates of occupancy and other authorizations, if any, belonging to or inuring to the benefit of Seller or pertaining to the Land, the Improvements or the Unit, (iii) architectural and civil plans, specifications, surveys, reports and drawings relating to the Land, the Improvements and the Unit, (iv) other non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Land, Improvements and Unit or any part thereof, and located on-site as of the Closing Date, (v)  all rights to use the name "NASCAR" in connection with the Improvements as provided in Sections 17.28 of the leases with NASCAR, Inc. and with NASCAR Media Group, LLC for portions of the Property, as they have been amended to date (collectively, the "NASCAR Leases"), subject to all limitations set forth in the NASCAR Leases, and (vi) all interest in any website created by Seller and directly associated with the Property (collectively, the "Intangibles").

Furthermore:
(y) if Purchaser elects to obtain the consent of the City and the Visitors Authority to the transfer of rights under either or both of the agreements listed and described on Exhibit C (each, a "Property Agreement" and, collectively, the "Property Agreements") to Purchaser (the "Property Agreement Consents"), and if the City and the Visitors Authority grant either or both Property Agreement Consents, Seller will convey to Purchaser Seller's rights with respect to the Property Agreement(s) to which the City and the Visitors Authority granted consent, but the Property Agreement Consents shall not be conditions to Closing, Seller shall not be in default hereunder if the Property Agreement Consents are not granted, the Purchase Price (or Arnold Palmer Option Price, if applicable) shall not be adjusted if the Property Agreements are not transferred, and the Closing Date shall not be delayed in order to obtain the Property Agreement Consents.  If Purchaser elects to obtain either or both Property Agreement Consents, Purchaser shall pay all assumption fees, release fees, expenses, charges and escrow contributions required in connection with such Property Agreement Consents when and as required by the City and the Visitors Authority (which obligation shall survive Closing or the termination of this Agreement).  Seller agrees to reasonably cooperate with Purchaser in connection therewith, provided that Seller shall not be obligated to incur any expense or liabilities in connection therewith; and
(z) (i) if the City and the Visitors Authority consent to the transfer of the Arnold Palmer Option and execute and deliver on or prior to Closing the "Acknowledgment and Agreement of Optionor" attached to the Assignment of Arnold Palmer Option attached hereto as Exhibit AA (collectively, the "Arnold Palmer Consent"), and (ii) if Purchaser pays to Seller the Arnold Palmer Option Price at Closing, Seller will convey to Purchaser Seller's rights with respect to the Arnold Palmer Option; provided, the Arnold Palmer Consent shall not be a condition to Closing, Seller shall not be in default hereunder if the Arnold Palmer Consent is not granted, and the Arnold Palmer Option Price shall not be paid at Closing if the Arnold Palmer Option is not transferred.  Purchaser shall pay all assumption fees, release fees, expenses, charges and escrow contributions required in connection with the Arnold Palmer Consent when and as required by the City and the Visitors Authority (which obligation shall survive Closing, the termination of this Agreement or any termination of Purchaser's obligation to purchase the Arnold Palmer Option).  Purchaser shall use commercially reasonable efforts to diligently and in good faith pursue the Arnold Palmer Consent, and Seller agrees to reasonably cooperate with Purchaser in connection therewith, provided that Seller shall not be obligated to incur any third party expense or liabilities in connection therewith.

1.2            Property Defined.  The Land, the Improvements, the Unit, the Personal Property, the Parking Rights, the Leases, the Intangibles, the Designated Service Contracts, and, if the City and Visitors Authority grant either or both Property Agreement Consents and the Property Agreement(s) for which consent was granted, are hereinafter sometimes referred to collectively as the "Property."

1.3            Permitted Exceptions.  The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II (referred to, collectively, as the "Permitted Exceptions").

1.4            Purchase Price.
(a)            Seller is to sell and Purchaser is to purchase the Property for a total of Ninety-Nine Million Nine Hundred Thousand and 00/100 Dollars ($99,900,000.00) (the "Purchase Price").  The Purchase Price shall be allocated as follows:

Ground Lease	$96,603,300.00
Unit	$3,296,700.00

(b)            If, after October 1, 2012 and on or prior to September 30, 2013 (the "Extra Space Period"), new leases, lease modifications increasing rentable square feet or other occupancy agreements are entered into or expansion options are exercised under leases (regardless of whether rent commences with respect to such new leases, occupancy agreements, modifications increasing rentable square feet or expansion options prior to the expiration of the Extra Space Period), with respect to at least fifteen thousand (15,000) rentable square feet (the "Extra Space Threshold") of the Property in the aggregate, then  Purchaser shall, within five (5) business days after the date on which the Extra Space Threshold is met (or at Closing, if the Extra Space Threshold is met prior to the Closing Date), pay to Seller the additional amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Extra Space Payment").  Additionally, Purchaser shall pay to Seller the additional amount of Sixteen Dollars and 67/100 ($16.67) for every rentable square foot of space in the Property in excess of the Extra Space Threshold which becomes subject to a new lease or other occupancy agreement, a lease modification increasing rentable square feet or the exercise of expansion options under leases, regardless of whether rent commences with respect to such new leases, occupancy agreements, modifications or expansion options entered into or exercised after October 1, 2012 and prior to the expiration of the Extra Space Period (each such payment being referred to herein as the "Second Extra Space Payment"), but in no event shall the aggregate amount of the Extra Space Payment and the Second Extra Space Payments exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00).  The Second Extra Space Payments shall be payable by Purchaser to Seller (i) at Closing, with respect to any new leases, occupancy agreements or modifications which are entered into, or any expansion rights which are exercised, prior to the Closing Date which results in a Second Extra Space Payment being due to Seller under this Section 1.4(b), and (ii) within five (5) business days after (y) the execution and delivery of any new lease, occupancy agreement or lease modification, or (z) the valid exercise by a tenant of its expansion right, in either case which results in a Second Extra Space Payment being due to Seller under this Section 1.4(b). Purchaser shall, on a quarterly basis from the Closing Date through the expiration of the Extra Space Period, provide Seller with a written schedule of all new leases, occupancy agreements and lease modifications actually entered into during the Extra Space Period and all expansion options exercised during the Extra Space Period, which written schedules shall be certified by Purchaser as being true and correct in all material respects. This Section 1.4(b) shall survive Closing.  Any Extra Space Payment or Second Extra Space Payment paid at Closing shall be paid in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to Closing.

(c)            If Purchaser obtains the Arnold Palmer Consent from the City and the Visitors Authority, Seller shall assign to Purchaser at Closing the Arnold Palmer Option for additional consideration of Ninety-Nine Thousand and 00/100 Dollars ($99,000.00) (the "Arnold Palmer Option Price").

1.5            Payment of Purchase Price.  The Purchase Price (and, if applicable, the Arnold Palmer Option Price), as increased or decreased by prorations and adjustments as herein provided (including, but not limited to, (i) a credit to Purchaser in the amount of the "Existing Indebtedness Credit", to the extent required under  Section 4.4(a) below, and (ii) the "Tenant Inducement Credit" as provided in Section 4.4(d)(vi) below), shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.6            Earnest Money.  Simultaneously with the execution and delivery of this Agreement, Purchaser is depositing with Morehead Title Company (the "Escrow Agent"), having its office at 1805 East Boulevard, Charlotte, NC 28203, Attention: Michael Burt, the sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the "Earnest Money") in good funds, either by certified bank or cashier's check or by federal wire transfer.  The Escrow Agent shall hold the Earnest Money in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement in form attached hereto as Exhibit E.

1.7            Ground Lease Assumption.  At Closing, Purchaser shall assume (the "Ground Lease Assumption") all of Seller's rights and obligations under the Ground Lease, as more particularly described herein.  The parties acknowledge that (a) as provided in the First Agreement regarding Ground Lease, the City's consent is not required for Seller's transfer of its interest in the Ground Lease provided the transferee satisfies the Qualified Transferee Conditions (as defined in Section 5.6(d) below), and (b) pursuant to Section 5.6(d) below, Purchaser represents and warrants that it satisfies the Qualified Transferee Conditions as of the Effective Date and Purchaser covenants, pursuant to Section 5.8(d), to continue to satisfy the Qualified Transferee Conditions through the Closing Date.

1.8            Loan and Swap Assumption.  Subject to Section 1.8(g) below, at Closing Purchaser shall assume all of Seller's rights and obligations under the Loan Documents (the "Loan Assumption") and the Swap Agreement (the "Swap Assumption"), as more particularly described herein. To be clear, the defined term "Loan Assumption" includes the process of securing Lender's approval of Purchaser's assumption of the Loan and acquisition of the Property, and the term "Swap Assumption" includes the process of securing the Counterparty's approval of Purchaser's assumption of the Swap Agreement.  The documents which Lender or Counterparty, as applicable, requires that Purchaser, Seller or Guarantor Party execute in order to effectuate the Loan Assumption or Swap Assumption are collectively referred to herein as the "Loan Assumption Documents".  In connection with the Loan Assumption and the Swap Assumption, Purchaser and Seller hereby agree as follows:

(a)            Purchaser shall, within fifteen (15) business days after the Effective Date (the "Submittal Deadline"), (i) submit to Lender all application documents, certificates, information, agreements and forms requested by the Lender (collectively, the "Assumption Application") and (ii) submit to Counterparty all application documents, certificates, information, agreements and forms requested by Counterparty (collectively, the "Swap Application"), and thereafter Purchaser shall use commercially reasonable efforts to diligently and in good faith pursue timely approval of the Loan Assumption and the Swap Assumption, including, without limitation, timely promptly providing Lender and the Counterparty with such information as either such entity requests regarding Purchaser and providing at Closing  opinions of counsel regarding Purchaser and Guarantor Party, title insurance policies and endorsements thereto, and certificates of authority of Purchaser to the extent required by Lender or Counterparty.  Seller shall reasonably cooperate with Purchaser to obtain the Loan Assumption and the Swap Assumption.

(b)            Purchaser agrees to provide Seller with a copy of the Assumption Application and the Swap Application (with personal and confidential information redacted) no later than two (2) business days prior to the Submittal Deadline and shall provide to Seller on or before the Submittal Deadline evidence of its submission of each of the foregoing to the Lender and the Counterparty on or before the Submittal Deadline.  Purchaser shall be responsible for correcting and re-submitting any deficiencies noted by the Lender or the Counterparty in connection with the Assumption Application or the Swap Application no later than five (5) business days after notification from the Lender or the Counterparty of such deficiency.  If such missing, incomplete, or deficient information is solely in Seller's possession, Seller shall have three (3) business days following its receipt of such notification to deliver such information to Purchaser (and Purchaser shall submit such information to the Lender or the Counterparty within three (3) business days of Seller's delivery of the information to Purchaser).  Purchaser also shall provide Seller with a copy of any correspondence from the Lender or the Counterparty with respect to the Assumption Application or the Swap Application no later than two (2) business days after receipt of such correspondence from the Lender or the Counterparty.

(c)            Seller shall pay all assumption fees, costs and expenses, including, without limitation, Lender legal fees and title policy endorsements required to be paid to Lender in connection with the Loan Assumption and Swap Assumption when and as required by the Lender; provided, however, Seller shall not be responsible for the payment of Purchaser's attorneys' fees and costs or other out-of-pocket costs and expenses incurred by Purchaser in connection with the Loan Assumption or Swap Assumption, which fees, costs and expenses shall be borne solely by Purchaser.

(d)            If Purchaser elects to proceed with the Loan Assumption and the Swap Assumption pursuant to Section 1.8(g) below, then at Closing, Seller shall assign to Purchaser (if and to the extent assignable), and if so assigned, Seller shall receive a credit for (as provided in Section 4.4(b)) the then-current balances held in escrow in connection with the Loan for taxes, insurance, replacement reserves, operating deficits, working capital reserves and all other escrow/reserve accounts and funds then being held by Lender (collectively, the "Reserves").

(e)            Unless waived by Seller in writing, the Loan Assumption Documents shall specifically include in form reasonably acceptable to Seller (i) an unconditional full and complete release of Seller and Acquisitions, as borrower under the Loan (the "Borrower Release"), (ii) an unconditional full and complete release of liability for any "carveout" or other guaranty obligations (other than any environmental indemnifications of the Released Parties) (the "Carveout Release") of Seller, Rubenstein Properties Fund, L.P., and the Recourse Guarantors (collectively, the "Released Parties"), and (iii) an unconditional full and complete release of liability for any environmental indemnification obligations of the Released Parties with respect to liabilities and obligations accruing from and after Closing (the "Environmental Release").  If Purchaser elects to proceed with the Loan Assumption and the Swap Assumption pursuant to Section 1.8(g) below, and if each of the Borrower Release, the Carveout Release and the Environmental Release is not delivered to Seller concurrently with Closing, then Seller shall have the option of terminating this Agreement by notice to Purchaser, whereupon the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than those that expressly survive the termination of this Agreement (the "Surviving Obligations").

(f)            Purchaser acknowledges and agrees that Parkway Properties LP or such other affiliate of Purchaser as may be required by Lender (the "Guarantor Party") shall at Closing, subject to Section 1.8(g), execute and deliver agreements guaranteeing certain environmental and "carveout" obligations in connection with the Loan in such form as the Lender may require (the "Guaranties").  Purchaser shall (and shall cause the Guarantor Party to) cooperate in good faith and timely provide such information as is reasonably required by Lender to evaluate the suitability of Purchaser and the Guarantor Party for such Guaranties (the "Guarantor Information").  For the avoidance of doubt, Purchaser's and/or Guarantor Party's failure to provide any material Guarantor Information shall constitute a default by Purchaser under this Agreement.

(g)            In the event that (i) Purchaser is unable to obtain Lender's consent to the Loan Assumption and the Counterparty's consent to the Swap Assumption, or (ii) Purchaser for any other reason decides not to proceed with the Loan Assumption or the Swap Assumption, then, notwithstanding anything to the contrary contained herein, Purchaser shall not be required to obtain the Loan Assumption and the Swap Assumption; provided, however, that Purchaser shall nevertheless proceed to Closing without reduction of the Purchase Price (or Arnold Palmer Option Price, if applicable) and shall not otherwise be relieved of its obligations under this Agreement.  Should Purchaser not obtain the Loan Assumption and the Swap Assumption pursuant to the immediately preceding sentence, then (A) Seller shall, upon Closing, repay the Loan from the sale proceeds received by Seller hereunder and terminate the Swap Agreement, and (B) Purchaser shall be responsible for any and all costs, penalties, premiums and fees payable by Seller in connection with Seller's repayment of the Loan and termination of the Swap Agreement, including, without limitation, any prepayment penalties and premiums, yield maintenance fees, LIBOR termination fees and swap breakage fees.  Purchaser shall inform Seller as soon as practicable following any determination by Seller not to pursue the Loan Assumption and the Swap Assumption pursuant to this Section 1.8(g).  Additionally, Purchaser hereby acknowledges and agrees that the Loan Documents require that Seller give Lender no less than three (3) business days' prior written notice of any intended prepayment of the Loan, and Seller shall have the right to extend the date of Closing hereunder for up to three (3) business days in order to comply with such requirement.

1.9            Independent Consideration.  Seller and Purchaser acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Earnest Money shall be paid to Seller if this Agreement is terminated for any reason (the "Independent Contract Consideration").  Moreover, Seller and Purchaser acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller's execution and delivery of this Agreement.  At Closing, the Independent Contract Consideration shall be applied to the Purchase Price.  In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration.
ARTICLE II
 TITLE AND SURVEY
2.1            Title Examination; Commitment for Title Insurance.  Purchaser has obtained from Morehead Title Company, as agent for First American Title Insurance Company (the "Title Company"), an ALTA title insurance commitment having an effective date of October 16, 2012 (the "Title Commitment") covering the Property and a copy of each document referenced in the Title Commitment as an exception to title the Property, and Purchaser has provided Seller with a copy of the Title Commitment and all underlying exception documents.  At Closing, Purchaser, if it elects to do so, may, at its expense, obtain from the Title Company, through an office or agent of Title Company chosen by Purchaser, an Owner's Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4.

2.2            Survey.  Seller has delivered to Purchaser an ALTA survey of the Land and Improvements dated December 16, 2010 and last updated December 22, 2010 prepared by R.B. Pharr & Associates, P.A. (as updated as provided in the next sentence, the "Survey").  Purchaser shall have the right to obtain any update of the Survey, at Purchaser's sole cost and expense.

2.3            No Current Title Objections.   All items contained in the Title Commitment and any matters shown on the Survey shall be deemed Permitted Exceptions, and Purchaser hereby waives any right to terminate this Agreement with respect to such Permitted Exceptions.  With respect to those certain Notices of Contract filed by Tyler 2 Construction, Inc. in the Mecklenburg County Public Registry bearing file numbers 11-R-2079 and 11-R-2080, respectively (collectively, the "Notices of Commencement"), Seller shall attempt diligently and in good faith to cause terminations of such Notices of Commencement to be filed on or prior to Closing or to otherwise cause such Notices of Commencement to be removed of record prior to Closing.  However, if Seller is unable to do so, the same shall not constitute a failure of a condition to Purchaser's obligation to complete Closing or otherwise excuse Purchaser of its obligation to complete Closing under this Agreement.

2.4            Conveyance of Title.  At Closing Seller shall convey and transfer to Purchaser such title to the Land, the Improvements and the Unit as will enable the Title Company to issue to Purchaser, at Purchaser's expense, an ALTA Owner's Policy of Title Insurance (the "Title Policy") covering the Land, the Improvements and the Unit in the full amount of the Purchase Price free and clear of all liens and encumbrances other than Permitted Exceptions.  Notwithstanding anything contained herein to the contrary, the Land, the Improvements and the Unit shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a)            the Loan and the terms and conditions of the Loan Documents;
(b)            the exceptions to title set forth in Exhibit F ("Known Title Exceptions");
(c)            the rights of tenants as tenants only under the Leases and any New Leases for the Property entered into between the Effective Date and the Closing Date and, where required, approved (or deemed approved) by Purchaser in accordance with Section 5.5(c) (and any such New Lease shall be a "Lease");
(d)            the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;
(e)            local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;
(f)            items appearing of record or discoverable by a survey and not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.5;
(g)            any notices of commencement filed after the Effective Date (it being acknowledged and agreed by the parties hereto that nothing contained in this subparagraph (g) shall be deemed to limit or modify any obligation of Seller expressly set forth in this Agreement to pay for any work performed prior to Closing); and
(h)            exceptions to title related to risk of mechanics liens with respect to work which the Purchaser is obligated to pay for or perform under the terms of this Agreement.

2.5            Pre-Closing "Gap" Title Defects.  Purchaser may object to title matters first created between the effective date of the Title Commitment and the Closing Date ("New Title Matters"), by written notice to Seller given within five (5) business days after Purchaser obtains knowledge of any such New Title Matter.  The failure of Purchaser to timely object to any such New Title Matter shall be deemed Purchaser's approval of same, and such New Title Matter shall be deemed a Permitted Exception.  Seller shall have the right, but not the obligation, to attempt to cure any New Title Matters to which Purchaser timely objects.  Seller shall, by written notice to Purchaser given within five (5) days after receipt of Purchaser's objection notice to such New Title Matters, notify Purchaser whether Seller elects to attempt to cure such objections.  If Seller fails to send such notice, Seller shall be deemed to have elected not to cure such objections.  If Seller elects to attempt to cure any such matters, Seller shall have to the right to extend the Closing Date for a reasonable additional period of time to effect such a cure, but in no event shall the adjournment exceed sixty (60) days. If Seller notifies Purchaser that Seller does not elect to attempt to cure any New Title Matter to which Purchaser has timely objected, or if Seller elects to cure any such objections but later notifies Purchaser that Seller will be unable to effect a cure prior to the Closing Date, Purchaser shall, within five (5) days after receipt of such notice from Seller (or the Closing Date, if earlier), notify Seller in writing that Purchaser has elected to (i) waive its objection to such New Title Matters and accept conveyance of the Property subject to the Permitted Exceptions, together with such New Title Matters, or (ii) terminate this Agreement, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for Surviving Obligations.  In the event that Purchaser does not give Seller written notice within such five (5) day period (or by the Closing Date, if earlier), then Purchaser shall be deemed to have elected to proceed under clause (i).

2.6            Must Cure Items.  Notwithstanding anything in this Article II to the contrary, Seller shall be obligated to cure, bond off in a manner reasonably acceptable to Purchaser or otherwise remove as a lien on title to the Property, at or before Closing any "Must Cure Item."  The term "Must Cure Item" means (a) any deeds of trust entered into by Seller or Acquisitions, real estate taxes for the 2012 calendar year (subject to proration pursuant to Section 4.4 below), water and sewer charges, assessments, judgments against Seller or Acquisitions to which Seller or Acquisitions consents, or other liens secured by or affecting the Property created by Seller or Acquisitions which can be satisfied by payment of liquidated sums in an aggregate amount not to exceed the Purchase Price, but specifically excepting the Loan and the Loan Documents unless the Loan is being paid off in full at Closing under Section 1.8(g), (b) any exceptions or encumbrances voluntarily created by Seller after the effective date of the Title Commitment without Purchaser's consent or deemed approval, and (c) any exceptions or encumbrances not voluntarily created by Seller after the effective date of the Title Commitment, provided, Seller shall in no event be required to expend more than Five Hundred Thousand Dollars ($500,000.00) to cure, bond off or otherwise remove as a lien on title to the Property any matters set forth in this subclause (c).  For the avoidance of doubt, the $500,000 limitation set forth in subclause (c) of this Section 2.6 is not intended to limit Purchaser's termination right set forth in Section 2.5 above. Additionally, Seller shall, on the Closing Date, deposit into escrow with the Title Company an amount equal to one hundred twenty-five percent (125%) of the "Unpaid TI Work" (as defined in the Owner Affidavit and Indemnity Agreement attached as Exhibit P-1), pursuant to an escrow agreement in form reasonably acceptable to Seller, which escrow agreement shall provide that, if no liens are filed with respect to such work within 120 days after Closing, the escrowed funds shall be promptly released to Seller.
ARTICLE III
 INSPECTION OF PROPERTY
3.1            Inspection.  Prior to the Effective Date, Purchaser conducted its due diligence investigation of the Property, and the Purchase Price reflects that investigation.  Without limitation, prior to the Effective Date, Purchaser had the right to make a physical inspection of the Property, interview the tenants and to examine the Ground Lease, the Loan Documents, the Swap Agreement, Known Title Exceptions 2-19 listed on Exhibit F, and operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller's acquisition materials and reports, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information (collectively, the "Property Information").

3.2            Designated Service Contracts.  "Service Contracts" means all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, the Improvements, the Unit or the Personal Property which will extend beyond the Closing Date if not terminated by Seller on or prior to Closing.  Exhibit T attached hereto lists the Service Contracts that Purchaser shall assume at Closing (the "Designated Service Contracts"). At Closing, Seller will cause the Service Contracts that are not Designated Service Contracts, together with all existing property management and leasing agreements, to be terminated at Seller's expense, such termination to be effective within the time period provided for in the applicable Service Contract (or if no such time period is provided, as promptly as practicable after the Closing Date).  The provisions of this Section 3.2 shall survive the Closing and shall not be merged therein.
ARTICLE IV
 CLOSING
4.1            Time and Place.  The consummation of the transaction contemplated hereby ("Closing") shall be held at 11:00 a.m. on December 31, 2012 (as that date may be extended as provided in Sections 1.8(g), 2.3 or 2.5, the "Closing Date") through escrow deposits with the Title Company and, as applicable, Lenders' counsel.  At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.  The parties shall use good faith efforts to "pre-close" this transaction on December 28, 2012, so that wiring of funds can occur as early as possible on December 31, 2012.

4.2            Seller's Obligations at Closing.  At Closing, Seller shall:

(a)            deliver to Purchaser a duly executed assignment and assumption of the Ground Lease in form attached as Exhibit G assigning to Purchaser (and pursuant to which Purchaser shall assume from Seller) the tenant/lessee interest in the Ground Lease (the "Ground Lease Assignment"); if Purchaser elects to obtain either or both Property Agreement Consents, and if the City and the Visitors Authority grant either or both Property Assignment Consents, Ground Lease Assignment shall include an assignment and assumption of Seller's interest in the Property Agreement(s) for which consent was granted;

(b)            deliver to Purchaser a duly executed limited or special warranty deed in form attached as Exhibit H, conveying to Purchaser the Unit, subject only to the Permitted Exceptions applicable to the Unit (the "Unit Deed");

(c)            if the City and the Visitors Authority grant the Arnold Palmer Consent, deliver to Purchaser a duly executed assignment and assumption of Seller's interest in and to the Arnold Palmer Option in form attached as Exhibit AA (the "Assignment of Arnold Palmer Option");

(d)            deliver to Purchaser a duly executed bill of sale in form attached as Exhibit J, conveying Seller's interest in the Personal Property without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose (the "Bill of Sale");

(e)            deliver to Purchaser a duly executed assignment and assumption of the landlord's/lessor's interest in and to the Leases in form attached as Exhibit K (the "Assignment of Leases");

(f)            deliver to Purchaser a duly executed assignment and assumption of Seller's interest in the Designated Service Contracts and the Intangibles, to the extent assignable, in form attached as Exhibit L (the
"Assignment of Contracts");

(g)             Subject to Sections 1.8(e) and 1.8(g), deliver to Purchaser the Loan Assumption Documents to which Seller is a party duly executed by Seller;

(h)            deliver to Purchaser notices of termination, dated as of the Closing Date, of those Service Contracts which are not Designated Service Contracts;

(i)            deliver to Purchaser such Ground Lessor Estoppel, Master Association Estoppel, CCR Estoppel, Parking Agreement Estoppel, and Tenant Estoppels as required by the terms of this Agreement and as are in Seller's possession;

(j)            join with Purchaser to execute a notice in form attached as Exhibit O, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice (the "Tenant Notice Letters");

(k)            join with Purchaser to execute notices, which Purchaser shall send to each other party to any Designated Service Contract, informing such person or entity of the sale of the Property and the assignment to Purchaser of Seller's obligations under such Designated Service Contracts, and directing that all invoices under each such Designated Service Contract be submitted as set forth in the notice (the "Service Contract Notice Letters");

(l)            deliver to Purchaser a certified rent roll updated as of the Closing Date relating to the Property in substantially the form attached hereto as Exhibit M; provided, the parties agree that any changes to the substance of the rent roll delivered at Closing from the rent roll attached hereto as Exhibit M or any rent roll delivered to Purchaser prior to the Effective Date shall not be considered a breach by Seller of this Agreement and in no event shall any such changes constitute a failure of any condition precedent to Purchaser's obligation to proceed to Closing hereunder;

(m)            deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 to reflect any changes therein including, without limitation, any changes resulting from actions under Section 5.5) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder shall, if materially adverse to Purchaser or the Property, constitute the non-fulfillment of the condition set forth in Section 4.6(i); if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(n)            deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(o)            deliver to Purchaser the indemnity agreement relating to the Lease with Chiquita Brands, in the form attached hereto as Exhibit N duly executed by Rubenstein Properties Fund, L.P. and Trinity Capital Value Fund II, LP (the "Chiquita Indemnity Agreement");

(p)            deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act (collectively with the items described in clauses (a)-(o) above and clause (q) below), the "Seller's Closing Deliveries");

(q)            deliver an Owner Affidavit and Indemnity Agreement (No Recent Improvements) in the form attached as Exhibit P-1 and an Affidavit as to Leases and Parties in Possession in the form attached as Exhibit P-2;

(r)            cause the resignation of any members of the Board of the Master Association formed pursuant to the Declaration and appointed by Seller or Acquisitions in connection with the Unit, to be effective as of the Closing Date;

(s)            deliver to Purchaser the Leases, the Designated Service Contracts, and licenses and permits, if any, in the possession or reasonable control of Seller, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property (which delivery may be accomplished by leaving such materials at the Property on the Closing Date).  Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, at Seller's cost and expense, which right shall survive the Closing and shall not be merged therein;

(t)            deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions; and

(u)            deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.
4.3            Purchaser's Obligations at Closing.  At Closing, Purchaser shall:

(a)            pay to Seller the full amount of the Purchase Price (and Arnold Palmer Option Price, if applicable), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

(b)            join Seller in execution of the Ground Lease Assignment, the Assignment of Leases, the Assignment of Contracts, the Tenant Notice Letters, the Service Contract Notice Letters, the Chiquita Indemnity Agreement, and, if applicable, the Assignment of Arnold Palmer Option;

(c)            subject to Section 1.8(g), deliver to Seller, Lender or the Counterparty, as applicable, the Loan Assumption Documents duly executed by Purchaser and the Guaranty Party, as applicable, and any other documents or materials required to effect the Loan Assumption and the Swap Assumption;

(d)            [Intentionally omitted];

(e)            deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.2 to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change;

(f)            deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(g)            appoint successor members of the Board of the Master Association formed pursuant to the Declaration and appointed by Seller or Acquisitions in connection with the Unit, to be effective as of the Closing Date; and

(h)            deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4            Credits and Prorations.

(a)            Provided that Purchaser closes on the Loan Assumption and the Swap Assumption, Purchaser will receive a credit against the Purchase Price in the amount of the outstanding balance of the Loan as of Closing Date, exclusive of any interest attributable to the date of Closing (the "Existing Indebtedness Credit").

(b)            Provided that Purchaser closes on the Loan Assumption and the Swap Assumption, Seller shall receive a credit equal to the amount of any Reserves.

(c)            The following shall be apportioned with respect to the Property as of 12:01 a.m. on the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date:

(i)            rents payable under the Ground Lease;

(ii)            amounts payable under the Declaration;

(iii)            rents, if any, as and when collected (the term "rents" as used in this Agreement includes all payments due and payable by tenants under the Leases and any parking revenue);

(iv)            taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(v)            payments under the Designated Service Contracts;

(vi)            gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing;

(vii)            amounts payable under the Declaration of Easements and Parking Agreement;

(viii)            any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located; and

(ix)            provided that Purchaser closes on the Loan Assumption and the Swap Assumption, amounts for the month of Closing under the Swap Agreement on a per diem basis, prorated as if such amounts were payments of interest under the Loan, payable in arrears;

(d)            Notwithstanding anything contained in the foregoing provisions:

(i)            At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property.  If tenant security deposits are in the form of letters of credit or other non-cash collateral, Seller shall cooperate with Purchaser and use reasonable commercial efforts to cause such letters of credit to be properly transferred to Purchaser on or after the Closing Date, together with any consent of the issuer of the letter of credit if required by the terms of the letter of credit.  Seller shall pay the cost and expense of assigning all such letters of credit.

(ii)            Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments for the current calendar year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a calendar year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed.  To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.
With respect to all calendar years prior to the calendar year in which the Closing occurs, Purchaser is hereby authorized to commence, continue and control the progress of, and to make all decisions with respect to, any proceeding or proceedings, whether or not now pending, for the reduction of the assessed valuation of the Property, to try or settle the same subject to the approval of Seller, which shall not be unreasonably withheld, conditioned or delayed.  All net tax refunds and credits obtained by Purchaser and attributable to any calendar year prior to the calendar year in which Closing occurs shall be applied in the following order of priority: first, to reimburse Purchaser for all costs and expenses (including reasonably attorneys' fees and expenses) incurred by Purchaser in connection with obtaining the tax refund or credit; and second, the balance of such tax refund or credit shall be paid to Seller (subject to any obligations to existing or prior tenants under their respective leases).  All net tax refunds and credits attributable to any calendar year subsequent to the calendar year in which the Closing occurs shall belong to and be the property of Purchaser.  All net tax refunds and credits attributable to the calendar year in which the Closing occurs shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with obtaining the tax refund or credit; and second, to be apportioned between Purchaser and Seller in proportion to the number of days in the calendar year that each party owned the Property (with title to the Property being deemed to have passed as of 12:01 a.m. on the Closing Date), subject to any obligations to existing or prior tenants under their respective leases.  Seller agrees to cooperate with Purchaser in connection with the prosecution of any proceeding or proceedings for the reduction of the assessed valuation of the Property for calendar years prior to the year in which Closing occurs, and to take all reasonable steps, from and after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Purchaser, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of those taxes, the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of the refund by Purchaser, but at no cost or expense to Seller and provided that Seller shall not be obligated to incur any liability in connection therewith.

(iii)            Charges referred to in Section 4.4(c) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same.  If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the Closing Date, Purchaser shall pay to Seller an amount equal to all such charges so paid by Seller upon receipt from tenant.

(iv)            As to gas, electricity and other utility charges referred to in Section 4.4(c)(vi) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing and shall not be merged therein.

(v)            The Personal Property is included in this sale, without further charge, except that (A) Purchaser agrees to purchase from Seller, at Seller's cost, and pay for at Closing, the fuel on the Property on the Closing Date, the amount of fuel to be determined as of the day before the Closing Date by a certificate of an agent or employee of Seller and approved by Purchaser, and (B) Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith.

(vi)            Seller shall be responsible for the payment of Tenant Inducement Costs and leasing commissions (whether being paid in installments, being deferred or otherwise) with respect to Leases that were executed and delivered on or before October 1, 2012 (but specifically excluding (a) Tenant Inducement Costs expressly specified as a Purchaser cost in note (1) of Exhibit Q, and (b) Tenant Inducement Costs and leasing commissions for renewals, extensions, modifications or expansions of such Leases exercised or entered into on or after October 2, 2012 and (to the extent entered into or exercised after the Effective Date) approved or deemed approved by Purchaser pursuant to Section 5.5(c)) (collectively, the "Tenant Inducement Credit").  Purchaser shall be responsible for the payment of: (A) all Tenant Inducement Costs listed in note (1) of Exhibit Q, and (B) all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any renewals, extensions, modifications or expansions of Leases exercised or entered into on or after October 2, 2012 and (to the extent entered into or exercised after the Effective Date) approved or deemed approved by Purchaser in accordance with Section 5.5(c), and (2) under any New Leases entered into on or after October 2, 2012 and (to the extent entered into or exercised after the Effective Date) approved or deemed approved by Purchaser in accordance with Section 5.5(c).  If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing.  If, as of the Closing Date, Seller shall have not paid or satisfied any Tenant Inducement Costs or leasing commissions for which Seller is responsible pursuant to the foregoing provisions, Purchaser shall receive a credit therefor at Closing, and Purchaser shall thereafter be obligated to pay the same (which obligation shall survive Closing).  For purposes hereof, the term "Tenant Inducement Costs" shall mean any loss of income resulting from any free rental period following Closing and any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances.  A description of all Tenant Inducement Costs with respect to the current term of any Lease entered into on or before October 1, 2012 is listed on Exhibit Q.  A description of all brokerage commissions due with respect to the current term of any Lease entered into on or before October 1, 2012 is listed on Exhibit R.  Notwithstanding the foregoing, Seller and Purchaser acknowledge that the Chiquita Brands tenant is entitled to a "free rent" period under its lease, and Seller agrees that Purchaser may contact the Chiquita Brands tenant to attempt to negotiate an amendment to the Chiquita Brands lease (which would be effective solely if Closing occurs and only if Lender consents thereto) pursuant to which Chiquita would agree to terminate the free rent period and accept in its stead at Closing a payment from the landlord equal to the amount of the rent which otherwise would have be abated during the free rent period and which has not already been abated as of the Closing Date (the "Chiquita Free Rent Payment Amount").  If such amendment is validly executed and delivered and the Lender has consented thereto, then at Closing Seller shall pay the Chiquita Free Rent Payment Amount to Chiquita, and Purchaser shall not receive the portion of the Tenant Inducement Credit for Chiquita set forth on Exhibit Q pertaining to free rent.  The costs and expenses in obtaining such amendment and Lender consent shall be borne solely by Purchaser.  The ability of Purchaser to obtain such an amendment shall not be a condition to Closing, and the failure of Purchaser to obtain such an amendment or Lender's consent thereto shall in no way relieve Purchaser of its obligations under this Agreement.

(vii)            Unpaid and delinquent rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (A) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the Closing Date and any period thereafter, and (B) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the Closing Date.  Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing Date shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity.  Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property (including, without limitation, year-end operating expense and real estate tax adjustments for the year in which Closing occurs), but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.  In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year-end operating expense and real estate tax reimbursements and the like), then (A) any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser (upon payment following Closing or upon final calculation of such adjustments, as applicable) as of the Closing Date and the party owing the proration shall promptly remit such amount to the other party, and (B) any refund owed to a tenant under the Leases as a result of such tenant's overpayment of any operating expenses for 2012 or, if applicable, the year in which Closing occurs, shall, to the extent applicable to the period extending through Closing, be prorated upon completion of the tenant reconciliation statements between Seller and Purchaser as of the Closing Date and Seller's portion thereof shall be remitted promptly to Purchaser by Seller, and Purchaser shall thereafter be responsible for refunding such amount to the applicable tenant(s) for any such overpayment by such tenant(s).  Without limiting the foregoing provisions of this Section 4.4(d)(vii), Seller shall be responsible for preparing the tenant reconciliation statements for rents and other charges payable under the Leases for the 2012 calendar year and shall provide the same to Purchaser follow Closing.  Purchaser shall be responsible for delivering the reconciliation statements to the applicable tenants and for coordinating the settlement of any amounts reflected thereon with the tenants pursuant to their Leases.

(e)            In the event that Purchaser breaches its representation and warranty set forth in Section 5.6(d) or the covenant set forth in Section 5.8(d) at or prior to Closing, then Purchaser shall be responsible, at its sole cost and expense, to attempt to obtain the City's consent to the Ground Lease Assumption, and shall pay when required by the City, any and all costs related to attempting to obtaining such consent.  In such event, if Purchaser is unable to obtain the consent of the City to the Ground Lease Assumption, such failure shall be a default by Purchaser under this Agreement.

(f)            If Purchaser elects to obtain either or both Property Agreement Consents, Purchaser shall pay when required by the City and the Visitors Authority any and all costs related to attempting to obtain the Property Agreement Consents.

(g)            Purchaser shall pay when required by the City or the Visitors Authority any and all costs related to attempting to obtain the Arnold Palmer Consent.

(h)            If, at any time following the Closing Date, any adjustment under any subsection of this Section 4.4 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct that error upon receipt of proof of the error, provided that the proof is delivered to the party from whom payment is requested within one (1) year after the Closing Date.

(i)            The provisions of this Section 4.4 shall survive the Closing and shall not be merged therein.
4.5            Closing Costs.

(a)            Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) any transfer tax which becomes payable by reason of the transfer of the Unit; (c) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company; and (d) the loan assumption fee and related Lender costs and expenses pursuant to Section 1.8(c).  Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; (iii) for the cost of  any update of the Survey requested by Purchaser pursuant to the last sentence of Section 2.2; (iv) the fees (excluding any transfer tax) for recording the Ground Lease Assignment and the Unit Deed; (v) the amount of the fee for (A) the title examination and (B) the Title Commitment; (vi) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company; (vii) any costs related to the City's consent to the Ground Lease Assumption as provided in Section 4.4(e); and (viii) any costs related to the City's and Visitors Authority's consent to the Property Agreement Consents as provided in Section 4.4(f).  All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

(b)            Seller does not believe that any transfer tax is payable in connection with the delivery and recording of the Ground Lease Assignment, and shall not be obligated to pay any such transfer tax at Closing; provided, in the event that it is determined after Closing by the final determination of a court of competent jurisdiction that transfer tax is due and payable in connection with the recording of the Ground Lease Assignment, Seller shall pay 100% of such transfer tax.  Seller shall be responsible for delivering the Ground Lease Assignment to the Registry for recording.

(c)            The obligations under this Section 4.5 shall survive Closing.
4.6            Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)            [Intentionally omitted.]

(b)            The City shall have delivered the Ground Lessor Estoppel with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion or deemed approved by Purchaser pursuant to Section 5.5 below.

(c)            NASCAR, Inc., NASCAR Media, Chiquita Brands and Heels.com (collectively, the "Required Tenants") shall have delivered Tenant Estoppels in the form required by such respective tenant's Lease with no changes to the applicable form other than changes that are approved by Purchaser in its reasonable discretion or deemed approved by Purchaser pursuant to Section 5.5 below.

(d)            Each Required Tenant shall have paid in full the monthly minimum rental payment due on December 1, 2012 under each such Required Tenant's lease.

(e)            The City shall have delivered the CCR Estoppel with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion or deemed approved by Purchaser pursuant to Section 5.5 below.

(f)            The Visitors Authority shall have delivered the Parking Agreement Estoppel with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion or deemed approved by Purchaser pursuant to Section 5.5 below.

(g)            The Master Association under the Declaration shall have delivered the Master Association Estoppel with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion or deemed approved by Purchaser pursuant to Section 5.5 below.

(h)            Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(i)            Subject to the last paragraph of this Section 4.6, all of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement or which are not adverse to Purchaser), except as to representations and warranties that are expressly made solely as of the Effective Date.

(j)            Subject to the last paragraph of this Section 4.6, Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

Without limiting Section 6.2 below (and subject to any express right which Seller has to adjourn Closing), in the event that any of the above conditions remain unsatisfied as of the Closing Date  then Purchaser may (subject to the last sentence of this paragraph) waive any such conditions and complete Closing without abatement of the Purchase Price (or Arnold Palmer Option Price, if applicable), or terminate this Agreement in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations.  Notwithstanding anything to the contrary in this Agreement, in the event that Seller's representations and warranties set forth in Section 5.1(q) below are not true and correct in all material respects as of the Closing Date, then Purchaser shall not  be entitled to terminate this Agreement, but rather Purchaser's sole remedy shall be to either (y) waive such condition and proceed to Closing (including, without limitation, Closing on the assumption of the Arnold Palmer Option) without abatement of the Purchase Price or the Arnold Palmer Option Price, or (z) to refuse to close on the purchase of  the Arnold Palmer Option only but otherwise complete Closing without abatement of the Purchase Price, in which case the Arnold Palmer Option shall not be assigned to Purchaser,  Purchaser shall not pay the Arnold Palmer Option Price, and Purchaser and Seller shall have no further obligations with respect to the Arnold Palmer Option except for the Surviving Obligations applicable thereto.

4.7            Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)            Purchaser shall have continuously satisfied, from the period commencing on the Effective Date through and including the Closing Date, the Qualified Transferee Conditions, and shall have provided evidence of the same to the reasonable satisfaction of Seller and, to the extent necessary, the City.

(b)            Provided that Purchaser elects to close on the Loan Assumption and Swap Assumption pursuant to Section 1.8(g) hereof, Lender must have consented in writing to the Loan Assumption and granted the Borrower Release, the Carveout Release and the Environmental Release in form reasonably acceptable to Seller, and any and all conditions to that consent must have been satisfied including, without limitation, execution of all required Loan Assumption Documents by Lender, Purchaser and Guarantor Party, to the extent applicable.

(c)            Provided that Purchaser elects to close on the Loan Assumption and Swap Assumption pursuant to Section 1.8(g) hereof, the Counterparty must have consented in writing to the Swap Assumption, and any and all conditions to that consent must have been satisfied, including, without limitation, execution of all required Loan Assumption Documents pertaining to the Swap Assumption by Counterparty, Purchaser and Guarantor Party, to the extent applicable.

(d)            Seller shall have received the Purchase Price (and Arnold Palmer Option Price, if applicable) as adjusted pursuant to and payable in the manner provided for in this Agreement.

(e)            Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(f)            All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(g)            Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

Without limiting Section 6.1 below, in the event that any of the above conditions remain unsatisfied as of the Closing Date, then Seller may waive any such conditions and complete Closing, or terminate this Agreement in which event the Earnest Money shall be returned to Purchaser (except in the case of a termination due to Purchaser's breach of this Agreement, in which event the Earnest Money shall be paid to Seller as liquidated damages pursuant to Section 6.1) and neither party shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations; provided, however, that nothing contained in this Section 4.7 shall be deemed to limit or modify Purchaser's obligation to proceed to Closing without reduction of the Purchase Price (or Arnold Palmer Option Price, if applicable) in the event that Purchaser shall elect not to close on the Loan Assumption and Swap Assumption pursuant to Section 1.8(g) above.
ARTICLE V
 REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1            Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date (and updated as of the Closing Date as provided in Section 4.2(m)):
(a)            Organization and Authority.  Seller has been duly organized and is validly existing under the laws of Delaware.  Subject to receipt of the consents contemplated by Section 4.7, the Property Agreement Consents, the Arnold Palmer Consent, and the truth and accuracy of Section 5.6(d) below, Seller has the full right and authority to enter into this Agreement and, to the extent assignable without the consent of any other party, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller.  The person signing this Agreement on behalf of Seller is authorized to do so.

(b)            Pending Actions.  To Seller's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or threatened against the Property or the transaction contemplated by this Agreement which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c)            No Monetary Default of Seller Under Ground Lease, the Declaration or Loan Documents.  There exists no monetary default on the part of Seller under the Ground Lease, the Declaration or the Loan Documents, and Seller has not received written notice of any other default on the part of Seller under the Ground Lease, the Declaration or the Loan Documents which remains outstanding.

(d)            Ground Lease.  The Ground Lease has not been modified or amended in any respect (except as indicated in the first Background paragraph above)  and is in full force and effect.  Seller has provided Purchaser with a true and complete copy of the Ground Lease and all amendments thereto.  Solely as of the Effective Date, Seller has issued no notice that Ground Lessor is in default in the performance of its obligations under the Ground Lease.

(e)            Loan and Loan Documents.  The "Loan Documents" described on Exhibit B and the Swap Agreement constitute all of the material Loan Documents relating in any manner to the Loan by Lender which relates to the Property.  The Loan Documents have not been modified or amended in any respect, except as indicated in Exhibit B, and are in full force and effect.  The outstanding principal balance of the Loan as of the Effective Date is approximately $42,287,021.57.  Seller has not received any notice that Seller or any guarantor is in default in the performance of its obligations under the Loan Documents which remains outstanding and, solely as of the Effective Date, Seller has issued no notice that Lender is in default in the performance of its obligations under the Loan Documents.

(f)            Leases.  Seller is the lessor or landlord or the successor lessor or landlord under the Leases.  Except as set forth in the Lease Schedule, there are no other leases or occupancy agreements or amendments or modifications thereto affecting the Property.  The rents and other sums due or to become due under each Lease have not been assigned, encumbered or subjected to any lien by Seller (other than in connection with the Loan).  Seller has provided Purchaser with true and complete copies of all the Leases and all amendments thereto.  Except as disclosed in Exhibit Q, there are no outstanding or deferred obligations on the part of the landlord for any Tenant Inducement Costs to or on behalf of any tenant with respect to the current term of any Lease set forth on Exhibit D; solely as of the Effective Date, no tenant is more than thirty (30) days delinquent in rents under any Lease; except as disclosed in Exhibit R, there are no outstanding or deferred obligations on the part of landlord for payment of leasing commissions with respect to the current term of any Lease set forth on Exhibit D; solely as of the Effective Date with respect to Leases other than Leases with Required Tenants, (y) Seller has received no written notice that any material default (or event or condition which with notice or passage of time or both will be a material default) exists under any Lease on the part of landlord, and (z) there exists no monetary default on the part of Seller and Seller has no knowledge of any other material default by Seller under any Lease, and solely as of the Effective Date, Seller has issued no notice that any default (or event or condition which with notice or passage of time or both will be a default) exists under any Lease on the part of any tenant.  Solely as of the Effective Date, no tenant has prepaid any installment of fixed annual rent more than one (1) month in advance.  Solely as of the Effective Date with respect to Leases other than Leases with Required Tenants, to Seller's knowledge, no tenant has any offsets, defenses, claims or causes of action against Seller which are material.  In the event that any Tenant Estoppel delivered to Purchaser with respect to any Lease shall contain any statement of fact, information or other matter which is inconsistent with the matters stated in Seller's representations in this Section 5.1(f), the Tenant Estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel.  Notwithstanding anything to the contrary contained in this Agreement,  Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price (or Arnold Palmer Option Price, if applicable) or give rise to any other claim on the part of Purchaser.

(g)            No Violations.  Solely as of the Effective Date, but subject to Section 5.5(a) below, Seller has not received any written notification from any governmental or public authority or insurance provider (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

(h)            Condemnation.  Solely as of the Effective Date, no condemnation proceedings relating to the Property are pending or, to Seller's knowledge, threatened.

(i)            Service Contracts.  Except as disclosed on Exhibit S, Seller has no knowledge of any contracts or agreements relating to the upkeep, repair, maintenance or operation of the Land, the Improvements, the Unit or the Personal Property which will extend beyond the Closing Date and be binding on Purchaser or the Property if not terminated by Seller on or prior to Closing.  To Seller's knowledge, Seller has provided Purchaser with true and complete copies of all of the Service Contracts and all amendments thereto.  Solely as of the Effective Date, Seller has received no written notice of default under any Service Contract.

(j)            Brokerage Agreements.  Seller has not entered into any leasing commission or other brokerage agreements other than those listed on Exhibit R (such agreements listed on Exhibit R being collectively referred to as the "Brokerage Agreements"), including, without limitation, those relating to leasing or brokerage commissions due in connection with any expansion, renewal, modification or waiver of any rights by a tenant under or pursuant to any of the Leases, and, to Seller's knowledge, no other leasing commission or brokerage agreements exist with respect to the Property which would be binding upon Purchaser or the Property.  Seller has provided Purchaser with true and complete copies of all of all such Brokerage Agreements and all amendments thereto.  There exists no monetary default on the part of Seller, Seller has no knowledge of any other default by Seller under any Brokerage Agreements, Seller has not received any written notice that Seller is in default in the performance of its obligations under the Brokerage Agreements which remain outstanding, and, solely as of the Effective Date, Seller has issued no written notice that the other party is in default in the performance of its obligations under the Brokerage Agreements.

(k)            No Bankruptcy Assignments.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or similar proceedings are pending or, to Seller's knowledge, threatened in writing against the Seller.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of: (i) the filing of any involuntary petition by Seller's creditors; (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller's assets; or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller's assets.

(l)            No Contract of Sale.  Seller has not entered into any other outstanding contracts for the sale of the Property, nor do there exist any rights of first offer, first refusal or options to purchase all or any portion of the Property.

(m)            FIRPTA.  Seller is not a "foreign person" (as defined in the Internal Revenue Code and Income Tax Regulations).

(n)            Environmental Matters.  Solely as of the Effective Date, except as set forth in that certain Phase I Environmental Assessment of the Property dated December 21, 2010 prepared by URS Corporation-North Carolina, a copy of which has been made available to Purchaser on the website Box.com, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.  As used herein, "Hazardous Substances" means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state or local legislation, regulation or ordinance applicable to the Property.

(o)            OFAC, Anti-Money Laundering and Anti-Corruption Laws.

(i)            Neither Seller nor, to Seller's actual knowledge, any Person who owns a direct or indirect interest in Seller (collectively, a "Seller Party") is now nor shall be at any time until the Closing under this Agreement an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a "Person") with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a "U.S. Person"), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended ("Financial Institution"), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(ii)            Neither Seller nor, to Seller's actual knowledge, any Seller Party, nor any Person providing funds to Seller in connection with the transaction contemplated hereby (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or any Anti-Corruption Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(iii)            The term "Anti-Money Laundering Laws" shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (A) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (B) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a Financial Institution conducts business; or (D) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the "Patriot Act"), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957.  For purposes of this subsection, the term "Anti-Corruption Laws" shall mean any anti-corruption laws of any applicable jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq. ("FCPA").

(p)            Operating Statements.  Seller made available to Purchaser on the website Box.com a copy of the Comparative Income Statement for 550 South Caldwell dated 7/19/2012, 03:42 p.m. (the "Operating Statement").  The Operating Statement was prepared by Seller and is used internally by Seller in connection with its operation of the Property.  No representation or warranty is made with respect to the completeness or accuracy of the Operating Statement.

(q)            Arnold Palmer Option.  The Arnold Palmer Option has not been modified by Seller or amended by Seller in any respect.  To Seller's knowledge,  there exists no default on the part of Seller under the Arnold Palmer Option, Seller has not received written notice of any default on the part of Seller under the Arnold Palmer Option which remains outstanding and, solely as of the Effective Date, Seller has issued no notice that the City is in default in the performance of its obligations under the Arnold Palmer Option.  Seller has not exercised the Arnold Palmer Option.

5.2            Knowledge Defined.  As used in this Agreement, the words "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Gary K. Chesson, Peter J. Conway and David T. Allen (collectively, the "Recourse Guarantors"), and Walker Collier, Managing Director of Trinity Capital Advisors, Greg Schild, Director of Asset Management of Trinity Capital Advisors, and Craig Zolot, Asset Manager of Rubenstein Partners (collectively, the "Designated Persons"), without any duty of inquiry or investigation other than with the current property manager of the Property, and shall not be construed to refer to the knowledge of any other member, officer, agent or employee of Seller or any affiliate thereof.  The Designated Persons are the most knowledgeable persons in the respective organizations of Seller's Members with respect to the Property and its operations, including, without limitation, the Loan and the Swap.  There shall be no personal liability on the part of any of the Recourse Guarantors or the Designated Persons arising out of any representations or warranties made herein.  The provisions of this Section 5.2 shall survive the Closing and shall not be merged therein.

5.3             Property Information.  To the extent any Property Information delivered to, made available to (by means of posting in the website Box.com), or otherwise actually obtained by Purchaser contains any statement of fact or information that is inconsistent with the foregoing representations and warranties, those representations and warranties shall be deemed modified to the extent necessary to eliminate the inconsistency and to conform those representations and warranties to the Property Information, and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Property Information.  The provisions of this Section 5.3 shall survive the Closing and shall not be merged therein.

5.4            Survival of Seller's Representations and Warranties.  The representations and warranties of Seller set forth in Section 5.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(m), shall survive the Closing for a period of one hundred eighty (180) days and shall not be merged therein for that 180-day period.  No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing, (b) unless all valid claims made by Purchaser for breaches pursuant to this Agreement and the documents delivered by Seller at Closing collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the  expiration of said 180-day period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.4.  Notwithstanding the foregoing, the $100,000 minimum set forth in clause (b) of this Section 5.4 shall not apply to claims arising directly out of Seller's obligations under Section 4.4 or Section 4.5 above. As used herein, the term "Cap" shall mean the total aggregate amount of Five Million Dollars ($5,000,000). Following Closing, in no event shall (i) Seller's aggregate liability to Purchaser with respect to (A) any breach of any representation or warranty of Seller in this Agreement (as modified by the certificate to be delivered by Seller at Closing pursuant to Section 4.2(m)) or of any obligation under Seller's Closing Deliveries, and (B) any other claim whatsoever by Purchaser against Seller in connection with this Agreement or the sale of the Property pursuant to this Agreement, exceed the amount of the Cap, (ii) Seller be liable for consequential or punitive damages or (iii) Seller's aggregate liability with respect to any matter related to the Arnold Palmer Option (including, without limitation, a breach of Section 5.1(q), exceed the amount of the Arnold Palmer Option Price.. Notwithstanding the foregoing, the Cap shall not be applicable to (a) the Chiquita Indemnity Agreement, (b) obligations to remove any Must Cure Item, and (c) any claims arising out of fraud by Seller, and any liability thereunder shall not reduce the amount of the Cap.   The provisions of this Section 5.4 shall survive the Closing and shall not be merged therein.

5.5            Covenants of Seller.  Seller hereby covenants with Purchaser as follows:

(a)            From the Effective Date until the Closing Date or earlier termination of this Agreement, and subject to the terms and provisions of Article VII hereof, Seller shall (a) continue to operate and manage the Property in substantially the same manner and to substantially the same degree of repair and upkeep as is consistent with Seller's practices prior to the Effective Date, making all maintenance repairs that Seller deems reasonably necessary to keep the Property in substantially the same condition as the date hereof, including ordering and maintaining on hand sufficient materials, supplies, fuel and other personal property as Seller deems necessary in connection with such operation and management of the Property, and (b) at Purchaser's sole cost and expense, reasonably cooperate with and take such additional actions as Purchaser may reasonably request in connection with the operation and management of the Property or the remedying of any damage to the Property.  Prior to Closing, Seller shall: (i) not cancel or permit cancellation of any hazard or liability insurance carried with respect to the Property unless such insurance is replaced with a new policy containing reasonably equivalent coverage limited, if and to the extent such replacement policy is readily available at commercially reasonable rates; (ii) remedy all material violations of laws, ordinances, orders or other legal requirements relating to the Property which are not caused by Purchaser and of which Seller has received actual notice after the Effective Date and provide Purchaser with reasonable evidence of curing of same; provided, nothing in this subclause (ii) shall require Seller to make any material changes to or replacements of the Improvements or the building systems as they exist as of the Effective Date or new laws, ordinances, orders or requirements enacted after the Effective Date; (iii) not sell, transfer or dispose or become obligated to sell, transfer or dispose of any of the Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, and the replacement of any such items, all in the ordinary course of the business, and (iv) not enter into, amend, renew, extend, modify or terminate any Service Contract which would be binding upon Purchaser or the Property after Closing without the prior written approval of Purchaser which may be withheld in Purchaser's sole discretion.  Without limiting the foregoing, in the event that any Personal Property is damaged, destroyed or otherwise ceases to function prior to Closing, Purchaser shall nevertheless close title as provided in this Agreement without reduction of the Purchase Price (or Arnold Palmer Option Price, if applicable); provided, however, that if the loss related to such item of Personal Property is covered by an insurance policy maintained by Seller, then Seller shall, unless Seller has repaired or replaced the Personal Property in question, (i) cause the net proceeds (if any) of any such insurance related to the repair or replacement of such Personal Property, less the amount of all costs incurred in connection with the repair or replacement and less the amount of any proceeds paid to Lender, to be paid to Purchaser, and (ii) assign and transfer to Purchaser all right, title and interest in and to any uncollected insurance proceeds (if any) related to the repair or replacement of such Personal Property which Seller may be entitled to receive under the applicable insurance policy.

(b)            Seller shall submit to each tenant an estoppel certificate in the form of Exhibit U, and shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written estoppel certificate in the form of Exhibit U (or in the form required by such tenant's Lease) signed by each such tenant; provided, however, that Seller shall not request estoppel certificates from any tenant prior to December 1, 2012.  Notwithstanding the foregoing, Purchaser agrees that Seller may submit to each Required Tenant an estoppel certificate in the form required by such Required Tenant's Lease, and need not submit to any Required Tenant an estoppel certificate in the form of Exhibit U.  Any signed estoppel certificates shall be referred to herein as the "Tenant Estoppels," and the Tenant Estoppels shall be part of the "Property Information."  Except for the estoppel certificates for the Required Tenants, the failure to obtain estoppel certificates from any other tenant shall not constitute a condition of Closing or entitle Purchaser to terminate this Agreement or delay Closing in any manner.  In the event that Purchaser does not object to any changes to the form of a Tenant Estoppel received from a Required Tenant within five (5) business days after receipt thereof, Purchaser shall be deemed to have accepted the Tenant Estoppel in such form and, upon receipt of the signed Tenant Estoppel in such form, the condition set forth in Section 4.6(d) with respect to such Required Tenant shall be deemed satisfied.  A signed Tenant Estoppel shall be part of the "Property Information."  In the event that Purchaser timely objects to any changes to a Tenant Estoppel from a Required Tenant, Seller shall have the right, but not the obligation, within ten (10) business days after receipt of Purchaser's objection, to notify Purchaser in writing that Purchaser must, by written notice to Seller given within three (3) business days after the date of Seller's notice, either (i) waive its objections to the Tenant Estoppel and proceed to Closing under this Agreement, or (ii) terminate this Agreement.  If Seller does not send such notice to Purchaser, then this Agreement shall remain in full force and effect.  In the event that Purchaser fails to timely respond to Seller's notice, then Purchaser shall be deemed to have elected to proceed under clause (i) above and such objections shall be deemed waived.  If Purchaser timely elects to terminate this Agreement, then upon delivery of such termination notice, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations.

(c)            Seller shall promptly provide a copy and details of any renewal, extension, modification or expansion of an existing Lease or of any new lease of the Improvements (collectively, a "New Lease") which Seller wishes to execute following the Effective Date.  With respect to any New Leases which Seller wishes to execute following the Effective Date and before the Closing Date, such New Lease will be submitted to Purchaser for prior written approval, which may be withheld, conditioned or delayed by Purchaser in its reasonable discretion, prior to execution by Seller; provided, however, that Purchaser shall have no right to object to any renewal, extension, modification or expansion that Seller is required to enter into pursuant to an express right or option provided the tenant in any existing Lease, and Purchaser shall be deemed to have approved of any such New Lease.  Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith.  In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day time period for such purpose set forth above, such failure shall be deemed the disapproval by Purchaser.  At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including legal fees, incurred by Seller pursuant to a New Lease approved (or deemed approved) by Purchaser pursuant to this Section 5.5(c), and thereafter Purchaser shall be liable for any such Tenant Inducement Costs, leasing commissions or other expenses arising in connection with any such New Lease.

(d)            Seller shall use commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing an estoppel certificate substantially in form attached as Exhibit V (the "CCR Estoppel") from the City, with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion; provided, however that Seller shall not request such estoppel certificate from the City prior to December 1, 2012.  In the event that Purchaser does not object to any changes to the form of the CCR Estoppel within five (5) business days after receipt thereof, Purchaser shall be deemed to have accepted the CCR Estoppel in such form and, upon receipt of the signed CCR Estoppel in such form, the condition set forth in Section 4.6(e) shall be deemed satisfied.  A signed CCR Estoppel shall be part of the "Property Information."  In the event that Purchaser timely objects to any changes to the CCR Estoppel, Seller shall have the right, but not the obligation, within ten (10) business days after receipt of Purchaser's objection, to notify Purchaser in writing that Purchaser must, by written notice to Seller given within ten (10) business days after the date of Seller's notice, either (i) waive its objections to the CCR Estoppel and proceed to Closing under this Agreement, or (ii) terminate this Agreement.  If Seller does not send such notice to Purchaser, then this Agreement shall remain in full force and effect.  In the event that Purchaser fails to timely respond to Seller's notice, then Purchaser shall be deemed to have elected to proceed under clause (i) above and such objections shall be deemed waived.  If Purchaser timely elects to terminate this Agreement, then upon delivery of such termination notice, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations.

(e)            Seller shall use commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing an estoppel certificate substantially in form attached as Exhibit W (the "Parking Agreement Estoppel") from the Visitors Authority, with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion; provided, however that Seller shall not request such estoppel certificate from the Visitors Authority prior to December 1, 2012.  In the event that Purchaser does not object to any changes to the form of the Parking Agreement Estoppel within five (5) business days after receipt thereof, Purchaser shall be deemed to have accepted the Parking Agreement Estoppel in such form and, upon receipt of the signed Parking Agreement Estoppel in such form, the condition set forth in Section 4.6(f) shall be deemed satisfied.  A signed Parking Agreement Estoppel shall be part of the "Property Information."  In the event that Purchaser timely objects to any changes to the Parking Agreement Estoppel, Seller shall have the right, but not the obligation, within ten (10) business days after receipt of Purchaser's objection, to notify Purchaser in writing that Purchaser must, by written notice to Seller given within ten (10) business days after the date of Seller's notice, either (i) waive its objections to the Parking Agreement Estoppel and proceed to Closing under this Agreement, or (ii) terminate this Agreement.  If Seller does not send such notice to Purchaser, then this Agreement shall remain in full force and effect.  In the event that Purchaser fails to timely respond to Seller's notice, then Purchaser shall be deemed to have elected to proceed under clause (i) above and such objections shall be deemed waived.  If Purchaser timely elects to terminate this Agreement, then upon delivery of such termination notice, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations.

(f)            Seller shall use commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing an estoppel certificate from the Master Association under the Declaration in substantially the form attached as Exhibit X ("Master Association Estoppel"), with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion; provided, however, that Seller shall not request such estoppel from the Master Association prior to December 1, 2012.  In the event that Purchaser does not object to any changes to the form of the Master Association Estoppel within five (5) business days after receipt thereof, Purchaser shall be deemed to have accepted the Master Association Estoppel in such form and, upon receipt of the signed Master Association Estoppel in such form, the condition set forth in Section 4.6(g) shall be deemed satisfied.  The signed Master Association Estoppel shall be part of the "Property Information."  In the event that Purchaser timely objects to any changes to the Master Association Estoppel, Seller shall have the right, but not the obligation, within ten (10) business days after receipt of Purchaser's objection, to notify Purchaser in writing that Purchaser must, by written notice to Seller given within ten (10) business days after the date of Seller's notice, either (i) waive its objections to the Master Association Estoppel and proceed to Closing under this Agreement, or (ii) terminate this Agreement.  If Seller does not send such notice to Purchaser, then this Agreement shall remain in full force and effect.  In the event that Purchaser fails to timely respond to Seller's notice, then Purchaser shall be deemed to have elected to proceed under clause (i) above and such objections shall be deemed waived.  If Purchaser timely elects to terminate this Agreement, then upon delivery of such termination notice, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations.

(g)            During normal business hours prior to Closing, Seller agrees to give to Purchaser and its representatives access to the Property (subject to the rights of tenants) and the Property Information, on the terms and conditions set forth in this Section 5.5(g).  Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours' prior written notice to Seller and in the presence of Seller or its representative.  Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants, nor shall Purchaser's inspection damage the Property.  This physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller's prior written consent, in Seller's sole discretion), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations.  Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections and/or tests.  Seller shall cooperate with Purchaser in its inspections but shall not be obligated to incur any liability or expense in connection therewith.  Purchaser may contact tenants of the Property upon at least twenty-four (24) hours' prior written notice to Seller and in the presence of Seller or its representative, provided, Purchaser shall not materially disrupt Seller's or Seller's tenants' activities on the Property or contact any single tenant more than three times between the Effective Date and the Closing.  Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries (collectively, "Loss or Damage") arising out of or resulting from the inspection of the Property by Purchaser or its agents occurring prior to, on, or after the Effective Date, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive the Closing (and shall not be merged therein) or any termination of this Agreement.  Notwithstanding the foregoing, Purchaser shall not be responsible for any Loss or Damage which is due to pre-existing conditions at the Property (except to the extent that condition is exacerbated by Purchaser) or caused by an action or inaction of any tenant, Seller or their respective agents, employees, contractors or invitees.  All inspections shall occur at reasonable times agreed upon by Seller and Purchaser.  Purchaser agrees (a) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, general liability insurance from an insurer reasonably acceptable to Seller in the amount of Three Million Dollars ($3,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (b) to keep the Property free from all liens and encumbrances.  Prior to Closing, upon Purchaser's request, Seller will furnish Purchaser with such additional financial and operating data and other information as is reasonably necessary for Purchaser to thoroughly evaluate the Property, to the extent such data and information is reasonably available to Seller, but in no event shall Seller be required to compile data or information or prepare reports that are not compiled or prepared in the ordinary course of Seller's business or otherwise expend any amounts in connection with such efforts.

(h)            Prior to Closing, Seller shall promptly notify Purchaser in writing if Seller receives any written notice or obtains knowledge of any material adverse change in or to the Property including, without limitation, any notice from any insurance carrier now insuring the Property that it intends to cancel or materially increase any premiums under the policy, any notice from any governmental authority or agency that the Property is in violation of any applicable law, ordinance, rule, regulation or order, or notice of a release of a Hazardous Substance on, emanating from, impacting or threatening to impact the Property.  If, prior to Closing, Purchaser receives notice or otherwise become aware of a release of Hazardous Substance on, emanating from, impacting or threatening to impact the Property, then unless Seller elects to cause such release to be fully remediated in accordance with all applicable legal requirements, then Purchaser shall have the right to terminate this Agreement by written notice to the Seller, whereupon the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations. If Purchaser does not elect to terminate this Agreement within ten (10) days following receipt from Seller of a written notice of a release of Hazardous Substance on, emanating from, impacting or threatening to impact the Property, it shall be deemed to have elected to proceed with Closing.

(i)            Seller shall use commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing an estoppel certificate substantially in form attached as Exhibit Y (the "Ground Lessor Estoppel") from the City, with no changes to the form other than changes that are approved by Purchaser in its reasonable discretion; provided, however that Seller shall not request such estoppel certificate from the City prior to December 1, 2012.  In the event that Purchaser does not object to any changes to the form of the Ground Lessor Estoppel within five (5) business days after receipt thereof, Purchaser shall be deemed to have accepted the Ground Lessor Estoppel in such form and, upon receipt of the signed Ground Lessor Estoppel in such form, the condition set forth in Section 4.6(b) shall be deemed satisfied.  A signed Ground Lessor Estoppel shall be part of the "Property Information."  In the event that Purchaser timely objects to any changes to the Ground Lessor Estoppel, Seller shall have the right, but not the obligation, within ten (10) business days after receipt of Purchaser's objection, to notify Purchaser in writing that Purchaser must, by written notice to Seller given within ten (10) business days after the date of Seller's notice, either (i) waive its objections to the Ground Lessor Estoppel and proceed to Closing under this Agreement, or (ii) terminate this Agreement.  If Seller does not send such notice to Purchaser, then this Agreement shall remain in full force and effect.  In the event that Purchaser fails to timely respond to Seller's notice, then Purchaser shall be deemed to have elected to proceed under clause (i) above and such objections shall be deemed waived.  If Purchaser timely elects to terminate this Agreement, then upon delivery of such termination notice, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder other than the Surviving Obligations.

5.6            Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as of the Effective Date (and updated as of the Closing Date as provided in Section 4.3(e)):
(a)            Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken.  The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b)            There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)            OFAC, Anti-Money Laundering and Anti-Corruption Laws.

(i)            Neither Purchaser nor, to Purchaser's actual knowledge, any Person who owns a direct or indirect interest in Purchaser (collectively, a "Purchaser Party") is now nor shall be at any time until the Closing under this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(ii)            Neither Purchaser nor, to Purchaser's actual knowledge, any Purchaser Party, nor any Person providing funds to Purchaser in connection with the transaction contemplated hereby (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or under any Anti-Corruption Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(d)            Purchaser (A) together with its affiliates, has at least five (5) years' experience owning and operating office buildings of the size and quality represented by the Improvements, (B) together with its affiliates, has a net worth of at least Ten Million ($10,000,000.00) Dollars, and (C) is not otherwise a Prohibited Person (as defined in the Ground Lease) (the conditions set forth in (A), (B) and (C) being referred to collectively as the "Qualified Transferee Conditions").

5.7            Survival of Purchaser's Representations and Warranties.  The representations and warranties of Purchaser shall survive the Closing for a period of one hundred eighty (180) days, and shall not be merged therein for that 180-day period.

5.8            Covenants of Purchaser.  Purchaser hereby covenants with Seller as follows:

(a)            in connection with its investigation of the Property, Purchaser inspected the Property for the presence of Hazardous Substances, and has furnished to Seller copies of all reports received by Purchaser in connection with such inspection.  Purchaser hereby assumes full responsibility for such inspections and, except for claims based on representations or warranties contained in Section 5.1(n), irrevocably waives any claim against Seller arising from the presence of Hazardous Substances on the Property;

(b)            Purchaser shall furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. §12101, et seq., if applicable) (collectively, "Purchaser's Reports");

(c)            Purchaser shall use good faith, commercially reasonable efforts to obtain the consent of the Ground Lessor to the Ground Lease Assumption, if that consent is required, the consent of the Lender to the Loan Assumption and the consent of the Counterparty to the Swap Assumption.  Without limitation, Purchaser shall promptly provide Ground Lessor, the Lender and the Counterparty with such information as any such entity requests regarding Purchaser.

(d)            Purchaser shall at all times between the Effective Date and the Closing Date continue to satisfy the Qualified Transferee Conditions, and shall promptly provide the City (with copies to Seller) such information as the City requests regarding Purchaser or its affiliates.  Additionally, Purchaser shall, on or before November 15, 2012, provide to Seller written information, certified as true and correct by Purchaser, which reasonably evidences that Purchaser complies with the Qualified Transferee Conditions, and Seller is hereby authorized to furnish such written information to the City.

(e)            Purchaser shall cause the Survey to be certified to Seller and shall provide a copy of the Survey containing such certification, signed by surveyor, to Seller on or before the Closing Date.
ARTICLE VI
 DEFAULT
6.1            Default by Purchaser.  If Purchaser fails to consummate this Agreement in default of this Agreement, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof.

6.2            Default by Seller.  In the event that Seller fails to consummate this Agreement in default of this Agreement, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, plus payment by Seller of an amount equal to Purchaser's out-of-pocket costs of negotiating this Agreement and its due diligence investigations of the Property and any cost and expense relating to the contemplated assumption of the Loan in an amount not to exceed Two Hundred Thousand ($200,000.00) Dollars in the aggregate, which return and payment shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder.  Notwithstanding the foregoing, if Seller fails to complete Closing in default of its obligations hereunder and Purchaser elects the remedy of specific performance as set forth in subclause (b) above, but is unable to obtain the remedy of specific performance because Seller has, following the Effective Date, (i) assigned the Ground Lease to a third party, and/or (ii) has conveyed the Unit to a third party, in either case prior to the date which is sixty (60) days after the date on which Closing was scheduled to occur, then Purchaser may additionally recover its reasonable and documented damages associated with the transaction contemplated by this Agreement in an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in the aggregate.  Except as set forth in clause (a) and the previous sentence, Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred.

ARTICLE VII
 RISK OF LOSS
7.1            Casualty.  If all or any of the Property is damaged or destroyed by fire, lightning, internal explosion, vandalism and malicious mischief, windstorm, civil commotion, smoke, hail, aircraft, vehicles, volcanic eruption, explosion, riot, ice/snow weight, collapse and subsidence, flood, earthquake, terrorism or other casualty (each, a "Casualty"), Seller shall notify Purchaser of that fact if known to Seller.  Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired the damage or destruction resulting from the Casualty prior to the Closing, (a) pay any insurance deductible due under Seller's insurance policy(ies), (b) cause the net proceeds (if any) of any insurance less the amount of all costs incurred in connection with the repair of the damage or destruction  and less the amount of any proceeds paid to Lender, to be paid to Purchaser, and (c) assign and transfer to Purchaser all right, title and interest in and to any uncollected insurance proceeds (if any) by reason of the damage or destruction which Seller may be entitled to receive from the damage or destruction.

7.2            Condemnation.  If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall notify Purchaser of that fact.  At the Closing Seller shall cause the award or proceeds to be assigned to Purchaser (less the amount of any proceeds paid to Lender) and Purchaser shall be entitled to receive and keep all awards or other proceeds for the taking by eminent domain or condemnation.

7.3            Major Damage.  Notwithstanding anything in this Article VII to the contrary, in the event of a "major" loss or damage associated with a Casualty or condemnation, Purchaser may either (a) terminate this Agreement by written notice to Seller and receive a refund of the Earnest Money, or (b) proceed with Closing pursuant to Section 7.1 or 7.2, as applicable.  If Purchaser does not elect to terminate this Agreement within ten (10) days following receipt from Seller of a written notice of the Casualty or condemnation, it shall be deemed to have elected to proceed with Closing pursuant to Section 7.1 or 7.2, as applicable.

7.4            Definition of Major Loss or Damage.  For purposes of Section 7.3, "major" loss or damage means (a) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question immediately prior to the loss or damage would be, in the certified opinion of a mutually acceptable licensed architect, equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000), (b) loss or damage to the Property that has a material adverse effect to the current access to or from the Property or to the existing parking spaces associated with the Property, (c) any loss or damage to the Property which would permit any Required Tenant to terminate its Lease (unless that Required Tenant waives that right in writing), and (d) any loss or damage due to a condemnation which permanently or materially impairs the current use of the Property as an office building.

ARTICLE VIII
 COMMISSIONS
8.1            Brokerage Commissions.  Each party represents to the other that there has been no broker or finder engaged in connection with the sale of the Property.  Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.  The provisions of this Section 8.1 shall survive the Closing (and shall not be merged therein) or earlier termination of this Agreement.
ARTICLE IX
 DISCLAIMERS AND WAIVERS
9.1            No Reliance on Documents.  Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby.  Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2            Disclaimers.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER'S CLOSING DELIVERIES, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ARNOLD PALMER OPTION OR THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE UNIT DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY OR THE ARNOLD PALMER SITE WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR THE ARNOLD PALMER OPTION.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY (AND IF APPLICABLE, THE ARNOLD PALMER OPTION) "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN SELLER'S CLOSING DELIVERIES.  PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE ARNOLD PALMER OPTION OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER'S CLOSING DELIVERIES.  UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY OR THE ARNOLD PALMER OPTION OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER'S CLOSING DELIVERIES.

9.3            Effect and Survival of Disclaimers.  Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property (and, if applicable, the Arnold Palmer Option) takes into account that the Property (and, if applicable, the Arnold Palmer Option) is being sold subject to the provisions of this Article IX.  Seller and Purchaser agree that the provisions of this Article IX shall survive the Closing and shall not be merged therein.
ARTICLE X
 MISCELLANEOUS
10.1            Confidentiality.  Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information (a) to the employees, consultants, accountants and attorneys of Purchaser provided that such persons are advised in writing to treat such data and information confidentially or (b) as required by law including applicable securities laws or stock exchange regulations or consistent with prior practice of Purchaser for public disclosure purposes (and subject to the limitations set forth in Section 10.2).  In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller or destroy (with certification of such destruction) any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein.  In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.  The provisions of this Section 10.1 shall survive the termination of this Agreement.

10.2            Public Disclosure.  Any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be delivered to the other party for approval at least 24 hours prior to any planned disclosure, such approval not to be unreasonably withheld, conditioned or delayed.  Seller acknowledges that a press release may be required under applicable securities laws and stock exchange regulations and shall cooperate with respect to any such required public disclosure.  Seller shall be entitled to review that press release as provided in the first sentence of this Section 10.2, but shall not have approval rights over information contained in the press release required to be disclosed by applicable securities laws and stock exchange regulations.

10.3            Assignment.  Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion.  Notwithstanding the foregoing, Purchaser may, without Seller's consent, assign its rights under this Agreement to an entity that is wholly owned, either directly or indirectly, by Purchaser or to a limited partnership or limited liability company controlled by either Purchaser or its wholly owned subsidiary, (i.e., a subsidiary of Parkway Properties, Inc.); provided, however, no such assignment shall relieve Purchaser of its obligations hereunder and the assignee shall sign an assumption agreement in form reasonably acceptable to Seller.

10.4            Notices.  Any notice pursuant to this Agreement shall be given in writing by (a) reputable delivery service guarantying next business day delivery with proof of delivery, (b) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (c) by electronic mail provided a copy is sent concurrently by one of the methods described in (a) or (b) above, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given in the case of expedited delivery service, mail or electronic mail, as of the date of first attempted delivery at the address and in the manner provided herein.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:
Rubenstein Partners
Cira Centre
2929 Arch Street, 28th Floor
Philadelphia, Pennsylvania 19104
Attn.: Craig Zolot and R. Bruce Balderson, Jr., Esq.
Email: czolot@rubensteinpartners.com and rbbalderson@rubensteinpartners.com

With a copy to:	Trinity Capital Advisors 440 S. Church Street Suite 800 Charlotte, NC 28202 Attention: Walker Collier Email:cwc@trinitycapitaladvisors.com
And another copy to:	Cozen O'Connor 1900 Market Street Philadelphia, Pennsylvania 19103 Attn.: Robert A. Silverman, Esq. Email: rsilverman@cozen.com
If to Purchaser:
Parkway 550 South Caldwell, LLC
c/o Parkway Properties LP
390 North Orange Avenue, Suite 2400
Orlando, Florida  32801
Attention:  David O'Reilly and Jason Bates
Email: doreilly@pky.com and jbates@pky.com

With a copy to:	Forman Perry Watkins Krutz & Tardy LLP 200 S. Lamar Street, Suite 100 City Centre Building Jackson, Mississippi 39201-4099 Attention: Steven M. Hendrix Email: shendrix@fpwk.com
Purchaser and Seller hereby agree that legal counsel designated above or any replacement counsel which may be designated by said party is hereby authorized to give notices hereunder on behalf of its respective client(s), and any such notice shall be effective as if sent directly by the party.

10.5            Binding Effect.  This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser and, accordingly, Purchaser acknowledges and agrees that Purchaser cannot and will not rely upon any other statement or action of Seller or its representatives as evidence of Seller's approval of this Agreement or the subject matter of this Agreement.

10.6            Modifications.  This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.7            Tenant Notification Letters.  Purchaser shall deliver to each and every tenant of the Property under a Lease a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law.  The provisions of this Section 10.7 shall survive the Closing and shall not be merged therein.

10.8            Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of any such period shall be deemed to end at 5 p.m., local time.

10.9            Successors and Assigns.  The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.10            Entire Agreement.  This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter of this Agreement and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.11            Further Assurances.  Each party agrees that it will, without further consideration, execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.  Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.  The provisions of this Section 10.11 shall survive the Closing and shall not be merged therein.

10.12            Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Agreement.  A facsimile or electronic transmission of a signature will have the same legal effect as an originally drawn signature.

10.13            Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.14            Applicable Law.  THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE.  SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.  PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.14 SHALL SURVIVE THE CLOSING AND SHALL NOT BE MERGED THEREIN.

10.15            No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.16            Exhibits.  The following exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)            Exhibit A -                                        Legal Description of the Land

(b)            Exhibit B -                                        Loan Documents

(c)            Exhibit C -                                        Property Agreements

(d)            Exhibit D -                                        Lease Schedule

(e)            Exhibit E -                                        Form of Escrow Agreement

(f)             Exhibit F -                                        Known Title Exceptions

(g)            Exhibit G -                                        Form of Ground Lease Assignment

(h)            Exhibit H -                                        Form of Unit Deed

(i)            Exhibit I -                                        Intentionally Omitted

(j)            Exhibit J -                                        Form of Bill of Sale

(k)           Exhibit K -                                    Form of Assignment of Leases

(l)              Exhibit L-                                        Form of Assignment of Contracts

(m)           Exhibit M-                                      Form of Rent Roll

(n)            Exhibit N-                                        Form of Chiquita Indemnity Agreement

(o)            Exhibit O-                                        Form Tenant Notice Letter

(p)            Exhibit P-1 -                                 Form of Owner Affidavit and Indemnity  Agreement

(q)            Exhibit P-2 -                                 Form of Affidavit as to Leases and Parties in  Possession

(r)            Exhibit Q-                                          Tenant Inducement Credit

(s)            Exhibit R-                                           Brokerage Agreements and Commissions

(t)            Exhibit S-                                            Service Contracts

(u)            Exhibit T-                                           Designated Service Contracts

(v)            Exhibit U-                                           Form of Tenant Estoppel

(w)            Exhibit V-                                        Form CCR Estoppel

(x)            Exhibit W-                                        Form Parking Agreement Estoppel

(y)            Exhibit X-                                        Form Master Association Estoppel

(z)            Exhibit Y-                                        Form of Ground Lessor Estoppel

(aa)        Exhibit Z-                                          Legal Description of Arnold Palmer Site

(bb)        Exhibit AA-                                  Form of Assignment of Arnold Palmer Option

10.17            Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection of this Agreement.

10.18            Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.19            Termination of Agreement.  It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such the Surviving Obligations.

10.20            Survival.  Except as otherwise expressly provided herein, Purchaser's acceptance of the Ground Lease Assignment and the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the Seller's Closing Deliveries and shall not survive the Closing.

10.21            Attorneys' Fees.  If either party commences legal proceedings for any relief against the other party arising out of this transaction, this Agreement or any documents, agreements, exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party's reasonable attorneys' fees and expenses, including the cost of any appeal thereof.

10.22            Time of the Essence.  Time shall be of the essence of this Agreement.

10.23            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.23.

10.24            Additional Audits.  Purchaser shall have, in addition to any inspection or audit rights contained elsewhere in this Agreement, the right to conduct a full audit of the books and records of Seller relating to the operations and financial results of the Property, in such form and at such time, including up to 270 days after Closing, as Purchaser may reasonably determine is necessary to comply with applicable securities laws requirements, including, without limitation, Regulation § 210.3-14 promulgated under the Securities Exchange Act of 1934, as amended.  Seller shall respond to reasonable requests for information made by Purchaser's accountants regarding such audit, including providing a standard representation letter.  All costs incurred as a result of Purchaser undertaking such audit shall be borne exclusively by Purchaser; provided, however, Seller shall make available such books, records and materials as may be reasonably requested by Purchaser or its accountants in order to conduct such audit.  All such audit activities shall be conducted at Seller's or its agent's place of business in a commercially reasonable fashion during normal business hours and upon five (5) days prior notice from Purchaser to Seller.  If requested Seller shall provide copies of available information to Purchaser, at the cost and expense of Purchaser.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

DATE:  October 31, 2012

                                    SELLER:

                                    550 SOUTH CALDWELL INVESTORS, LLC, a Delaware limited liability company

                                                                      BY:

                                    Daniel F. Doyon
                                    Vice President

                                    PURCHASER

                                    PARKWAY 550 SOUTH CALDWELL, LLC, a
                                    Delaware limited liability company

                                    By:   Parkway Properties LP, a Delaware limited partnership, its sole member

                              By: Parkway Properties General Partners, Inc., a Delaware corporation, its sole general partner

                              By:
                                  Mandy M. Pope
                                    Executive Vice President and
                                    Chief Accounting Officer

                              By:
                                    Jeremy Dorsett
                                   Executive Vice President and
                                   General Counsel

47